BROOKFIELD INFRASTRUCTURE GP L.P.
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BROOKFIELD ASSET MANAGEMENT INC.
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BROOKFIELD INFRASTRUCTURE PARTNERS L.P.
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BROOKFIELD CANADA INFRASTRUCTURE HOLDINGS INC.
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TRILON BANCORP INC.

SECOND AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT
OF BROOKFIELD INFRASTRUCTURE L.P.

December 4, 2007

TABLE OF CONTENTS

ARTICLE 1
INTERPRETATION	2
1.1 Definitions	2
1.2 Headings and Table of Contents	12
1.3 Gender and Number	12
1.4 Currency	12
1.5 Invalidity of Provisions	12
1.6 Entire Agreement	13
1.7 Waiver, Amendment	13
1.8 Governing Law; Submission to Jurisdiction	13

ARTICLE 2
ORGANIZATIONAL MATTERS	14
2.1 Formation	14
2.2 Purpose	14
2.3 Powers	14
2.4 Name	14
2.5 Registered Office; Principal Office	15
2.6 Power of Attorney	15
2.7 Term	16

ARTICLE 3
CAPITAL CONTRIBUTIONS AND ISSUANCE OF PARTNERSHIP INTERESTS	17
3.1 Formation of the Partnership	17
3.2 Initial Capital Contributions by the Initial General Partner	17
3.3 The Reorganization and Spin-Off	17
3.4 Interest and Withdrawal	18
3.5 Issuances of Additional Partnership Interests	18
3.6 Pre-emptive Rights	19
3.7 Splits and Combinations	19
3.8 Fully Paid and Non-Assessable Nature of Units	20
3.9 Issuance of Units to BIP	20

ARTICLE 4
ALLOCATIONS	20
4.1 Maintenance of Capital Accounts	20
4.2 Allocations – Overview	21
4.3 General Allocations	21
4.4 Special Allocations	22
4.5 Allocation of Nonrecourse Liabilities	23
4.6 Transfer of Interest	23
4.7 Allocations for U.S. Tax Purposes	23
4.8 Allocations for Canadian Federal Income Tax Purposes	24
4.9 Currency Translation	25
4.10 Authority of General Partner	25

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ARTICLE 5
DISTRIBUTIONS	25
5.1 In General	25
5.2 Distributions Prior to Dissolution	25
5.3 Distributions on or After Dissolution	26
5.4 Adjustment to Incentive Distributions Payable to General Partner	26
5.5 Incentive Distributions Paid in the Form of Redemption — Exchange Units	27
5.6 Prohibition on Distributions	27

ARTICLE 6
REDEMPTION-EXCHANGE RIGHTS	27
6.1 Redemption-Exchange Rights	27
6.2 Redemption and Exchange Procedures	28
6.3 Redemption-Exchange Date	29
6.4 Withdrawal of Exercise	29
6.5 Effect of Exercise of the Redemption-Exchange Right	29

ARTICLE 7
REDEMPTION AMOUNT AND EXCHANGE RATIO	30
7.1 Redemption Amount	30
7.2 Exchange Ratio and Adjustments	30

ARTICLE 8
ADJUSTMENTS	30
8.1 Unit Reorganization	30
8.2 Unit Reclassification	30
8.3 Adjustments Cumulative	31

ARTICLE 9
MANAGEMENT AND OPERATION OF PARTNERSHIP	31
9.1 Management	31
9.2 Restrictions on General Partner’s Authority	32
9.3 Reimbursement of Partnership Expenses	32
9.4 Outside Activities	32
9.5 Disclosure of Interests	33
9.6 Indemnification	34
9.7 Resolution of Conflicts of Interest	36
9.8 Other Matters Concerning the General Partner	36
9.9 Title to Partnership Assets	37
9.10 Purchase or Sale of Units	37
9.11 Reliance by Third Parties	37
9.12 Services	38

ARTICLE 10
RIGHTS AND OBLIGATIONS OF LIMITED PARTNERS	38
10.1 Limitation of Liability	38
10.2 Management of Partnership Affairs	38

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10.3 Outside Activities	39

ARTICLE 11
BOOKS, RECORDS, ACCOUNTING AND REPORTS	39
11.1 Books, Records and Accounting	39
11.2 Fiscal Year	39
11.3 Approval of Financial Statements	39
11.4 Reports	39

ARTICLE 12
TAX MATTERS	40
12.1 Tax Information	40
12.2 Preparation of Tax Returns	40
12.3 Tax Elections	40
12.4 Tax Controversies	41
12.5 Withholding	41
12.6 Election to be Treated as a Corporation	41
12.7 U.S. Tax Classification of the Partnership	41

ARTICLE 13
CERTIFICATES; RECORD HOLDERS; TRANSFERS OF PARTNERSHIP INTERESTS	42
13.1 Certificates	42
13.2 Mutilated, Destroyed, Lost or Stolen Certificates	42
13.3 Record Holder	43
13.4 Transfer Generally	43
13.5 Registration and Transfer of Units	43
13.6 Transfer of General Partner Units	44
13.7 Restrictions on Transfers	45

ARTICLE 14
ADMISSION OF ADDITIONAL OR SUCCESSOR PARTNERS	45
14.1 Admission of Additional Limited Partners	45
14.2 Admission of Successor General Partner	46

ARTICLE 15
WITHDRAWAL OR REMOVAL OF PARTNERS	46
15.1 Withdrawal of the General Partner	46
15.2 Removal of the General Partner	47
15.3 Interest of Departing General Partner and Successor General Partner	48
15.4 Withdrawal of Limited Partners	48

ARTICLE 16
TERMINATION OF THE PARTNERSHIP	49
16.1 Dissolution	49
16.2 Reconstitution of Partnership	49
16.3 Liquidation	49
16.4 Distributions in Kind	52

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16.5 Cancellation of Certificate of Limited Partnership	52
16.6 Reasonable Time for Winding Up	52
16.7 Return of Capital	52
16.8 No Capital Account Restoration	52
16.9 Waiver of Partition	53

ARTICLE 17
AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS; RECORD DATE	53
17.1 Amendment to be Adopted Solely by General Partner	53
17.2 Amendment Procedures	54
17.3 Amendment Requirements	55
17.4 Meetings	56
17.5 Notice of Meeting	56
17.6 Record Date	56
17.7 Adjournment	57
17.8 Quorum	57
17.9 Conduct of Meeting	57
17.10 Action Without a Meeting	58
17.11 Voting and Other Rights	58

ARTICLE 18
MERGER	59
18.1 Authority	59
18.2 Procedure for Merger, Consolidation or Other Combination	59
18.3 Approval by Limited Partners of Merger or Consolidation	60
18.4 No Dissenters’ Rights	61
18.5 Effect of Merger	61

ARTICLE 19
GENERAL PROVISIONS	62
19.1 Enurement	62
19.2 Notices	62
19.3 Further Assurances	63
19.4 Counterparts	63

SECOND AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT
OF BROOKFIELD INFRASTRUCTURE L.P.
     THIS AGREEMENT is made as of the 4th day of December, 2007 among BROOKFIELD INFRASTRUCTURE GP L.P. (the “General Partner”), an exempted partnership existing under the laws of Bermuda, as the General Partner, BROOKFIELD ASSET MANAGEMENT INC., a corporation existing under the laws of the Province of Ontario, as a limited partner, TRILON BANCORP INC. (the “Initial Limited Partner”), a corporation existing under the laws of the Province of Ontario, as a limited partner, BROOKFIELD INFRASTRUCTURE PARTNERS L.P. (“BIP”), an exempted partnership existing under the laws of Bermuda, as a limited partner, and BROOKFIELD CANADA INFRASTRUCTURE HOLDINGS INC. (“CancoSub Holdco”), as a limited partner.
     WHEREAS BILP General Partner Inc., a corporation existing under the laws of the Province of Ontario, as the initial general partner (the “Initial General Partner”) and the Initial Limited Partner formed a limited partnership under the laws of Bermuda upon the entering into of a limited partnership agreement between the Initial General Partner and the Initial Limited Partner dated as of August 17, 2007 (the “Initial Limited Partnership Agreement”) and a Certificate of Registration for the Partnership confirming the registration of the Partnership as an Exempted Partnership pursuant to the Exempted Partnerships Act 1992 (Bermuda) and as a Limited Partnership pursuant to the Limited Partnership Act 1883 (Bermuda) was issued by the Bermuda Registrar of Companies on August 28, 2007 (the “Certificate of Limited Partnership”);
     AND WHEREAS the Initial General Partner and the Initial Limited Partner agreed to amend and restate the Initial Limited Partnership Agreement by entering into an amended and restated limited partnership agreement between the Initial General Partner and the Initial Limited Partner dated as of November 16, 2007 (the “First Amended and Restated Limited Partnership Agreement”);
     AND WHEREAS the Initial General Partner has transferred its Partnership Interests (as defined below) to the General Partner;
     AND WHEREAS the parties wish to amend the First Amended and Restated Limited Partnership Agreement by making the modifications reflected herein and to restate the First Amended and Restated Limited Partnership Agreement as so amended;
     AND WHEREAS this Second Amended and Restated Limited Partnership Agreement shall replace the First Amended and Restated Limited Partnership Agreement in its entirety;
     AND WHEREAS Class A Units and Redemption-Exchange Units have been issued to BAM in connection with the Reorganization and, in connection with the distribution by BAM of its interests in BIP to the shareholders of BAM (the “Spin-Off”), following the execution of this Agreement, BAM will transfer all of its Class A Units to BIP and all of its Redemption-Exchange Units to CancoSub Holdco;

     AND WHEREAS the Partners (as hereinafter defined) desire to set forth herein the rights, powers and duties of the Partners, the affairs of the Partnership and the conduct of its activities, all upon the terms and conditions provided in this Amended and Restated Limited Partnership Agreement;
     NOW THEREFORE THIS AGREEMENT WITNESSES THAT, in consideration of the premises, mutual covenants and agreements contained in this Agreement, the parties covenant and agree, each with the others, as follows:
ARTICLE 1
INTERPRETATION
1.1 Definitions
     The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.
1.1.1. “Adjusted Capital Account Deficit” means, with respect to any Partner, the deficit balance, if any, in such Partner’s Capital Account as of the end of the relevant fiscal year, after giving effect to the following adjustments:
1.1.1.1 Credit to such Capital Account any amounts which such Partner is obligated to restore pursuant to any provision of this Agreement or is deemed obligated to restore pursuant to the penultimate sentences of Treasury Regulations Section 1.704-2(g)(1) and 1.704-2(i)(5); and
1.1.1.2 Debit to such Capital Account the items described in Treasury Regulations Sections 1.704-l(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), and 1.704-1(b)(2)(ii)(d)(6).
The foregoing definition of “Adjusted Capital Account Deficit” is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations and shall be interpreted consistently therewith;
1.1.2. “Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls or is Controlled by such Person, or is under common Control of a third Person;
1.1.3. “Agreement” means this Amended and Restated Agreement of Limited Partnership of Brookfield Infrastructure L.P.;
1.1.4. “Applicable Number of BIP Units” means the product of the number of Redemption-Exchange Units specified in an Exchange Notice multiplied by the Exchange Ratio;
1.1.5. “Applied Incentive Amount” has the meaning assigned to such term in Section 5.4;

1.1.6. “Assets” means all assets, whether tangible or intangible and whether real, personal or mixed, at any time owned by the Partnership or acquired by the General Partner for the account of the Partnership in the course of carrying on the activities of the Partnership;
1.1.7. “Available Cash” means an amount of cash available for distribution by the Partnership determined at the sole discretion of the General Partner, subject to Section 5.5, which, for greater certainty, shall not in all cases equal an amount of cash held by the Partnership after the payment of expenses, debt service obligations on any indebtedness and any other expense or reserve for any liability, working capital or capital expenditure;
1.1.8. “BAM” means Brookfield Asset Management Inc.;
1.1.9. “BAM Group” means BAM and any Affiliates of BAM, other than any member of the BIP Group;
1.1.10. “BIP” has the meaning assigned to such term in the recitals;
1.1.11. “BIP Group” means BIP, the Partnership, the Holding Entities, the Operating Entities and any other direct or indirect Subsidiary of a Holding Entity;
1.1.12. “BIP Partnership Agreement” means the limited partnership agreement of BIP, as amended and restated from time to time;
1.1.13. “BIP Unit” is a Unit (as that term is defined in the BIP Partnership Agreement) in BIP;
1.1.14. “Book Item” has the means assigned to such term in Section 4.7;
1.1.15. “Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of Bermuda shall not be regarded as a Business Day;
1.1.16. “Capital Account” means, in relation to each Partner, the account maintained in the books of the Partnership for each Partner in accordance with Section 4.1;
1.1.17. “Capital Amount” means, as of the date hereof and with respect to each Unit and General Partner Unit, $27.9477; provided, however, that the Capital Amount with respect to each Unit and General Partner Unit shall hereafter be adjusted as provided in Section 3.5.3;
1.1.18. “Capital Contribution” means the amount of capital contributed to the Partnership by each Record Holder (or a Person from which the Record Holder purchased or acquired the Partnership Interests) in respect of the Partnership Interests purchased or acquired by or issued to that Record Holder;
1.1.19. “Capital Surplus” has the meaning assigned to such term in Section 5.2.3;

1.1.20. “Cause” means a court of competent jurisdiction has entered a final, non-appealable judgment finding the General Partner liable for actual fraud, gross negligence or willful or wanton misconduct in its capacity as General Partner of the Partnership;
1.1.21. “Certificate” means a certificate issued by the Partnership evidencing ownership of one or more Units or any other Partnership Interests, in such form as may be adopted by the General Partner from time to time;
1.1.22. “Certificate of Limited Partnership” has the meaning assigned to such term in the recitals;
1.1.23. “Class A Units” means the limited partner interests in the Partnership having the rights and obligations specified in this Agreement and that are designated as Class A Units;
1.1.24. “Closing Date” means the date of the Spin-Off;
1.1.25. “Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time, as interpreted by the applicable regulations thereunder, and any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provisions of future law;
1.1.26. “Conflicts Guidelines” has the meaning assigned to such term in Section 9.7.2.
1.1.27. “Control” means the control of one Person of another Person in accordance with the following: a Person (“A”) controls another Person (“B”) where A has the power to determine the management and policies of B by contract or status (for example the status of A being the General Partner of B) or by virtue of beneficial ownership of a majority of the voting interests in B; and for certainty and without limitation, if A owns shares to which more than 50% of the votes permitted to be cast in the election of directors to the Governing Body of B or A is the General Partner of B, a limited partnership, then in each case A Controls B for this purpose;
1.1.28. “Departing General Partner” means a former General Partner, from and after the effective date of any withdrawal or removal of such former General Partner pursuant to Section 15.1 or 15.2;
1.1.29. “Depreciation” means, for each fiscal year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable for U.S. federal income tax purposes with respect to an asset for such fiscal year, except that (a) with respect to any asset the Gross Asset Value of which differs from its adjusted tax basis for U.S. federal income tax purposes at the beginning of such fiscal year and which difference is being eliminated by use of the “remedial method” as defined by Section 1.704-3(d) of the Treasury Regulations, Depreciation for such fiscal year shall be the amount of book basis recovered for such fiscal year under the rules prescribed by Section 1.704-3(d)(2) of the Treasury Regulations, and (b) with respect to any other asset the Gross Asset Value of which differs from its adjusted tax basis for U.S. federal income tax purposes at the beginning of such fiscal year, Depreciation shall be an amount which bears the same ratio to such beginning

Gross Asset Value as the U.S. federal income tax depreciation, amortization, or other cost recovery deduction for such fiscal year bears to such beginning adjusted tax basis; provided, however, that in the case of clause (b) above, if the adjusted tax basis for U.S. federal income tax purposes of an asset at the beginning of such fiscal year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the General Partner;
1.1.30. “Equity Commitment” means the equity commitment agreement between BAM, the Partnership and BIP dated as of the Closing Date;
1.1.31. “Event of Withdrawal” has the meaning assigned to such term in Section 15.1.1;
1.1.32. “Exchange Notice” has the meaning assigned to such term in Section 6.2.2;
1.1.33. “Exchange Ratio” has the meaning assigned to such term in Section 7.2;
1.1.34. “Exchange Right” has the meaning assigned to such term in Section 6.1.3;
1.1.35. “Exempted Partnerships Act” means the Exempted Partnerships Act 1992 (Bermuda);
1.1.36. “First Amended and Restated Limited Partnership Agreement” has the meaning assigned to such term in the recitals;
1.1.37. “First Distribution Threshold” means $0.305 per Unit per Quarter (pro rated for any Quarter in which (i) a Unit is not Outstanding for the entire Quarter or (ii) the Capital Amount in respect of a Unit is adjusted pursuant to Section 3.5.3);
1.1.38. “fiscal year” as such term relates to the Partnership shall be determined in accordance with Section 11.2;
1.1.39. “General Partner” has the meaning assigned to such term in the recitals;
1.1.40. “General Partner Units” means the interests in the Partnership owned by the General Partner, having the rights and obligations specified in this Agreement, and which are designated as General Partner Units;
1.1.41. “Governing Body” means (i) with respect to a corporation or limited company, the board of directors of such corporation or limited company, (ii) with respect to a limited liability company, the manager(s) or managing partner(s) of such limited liability company, (iii) with respect to a partnership, the board, committee or other body of the general partner of such partnership that serves a similar function (or if any such general partner is itself a partnership, the board, committee or other body of such general partner’s general partner that serves a similar function) and (iv) with respect to any other Person, the body of such Person that serves a similar function;
1.1.42. “Governing Instruments” means (i) the Memorandum of Association and Bye-laws in the case of the general partner of BIP or the general partner of the General Partner,

(ii) the certificate of incorporation and bylaws in the case of a corporation, (iii) the memorandum and articles of association in the case of a limited company, (iv) the partnership agreement in the case of a partnership, (v) the articles of formation and operating agreement in the case of a limited liability company, (vi) the trust instrument in the case of a trust and (vii) any other similar governing document under which an entity was organized, formed or created and operates, in each case as amended, supplemented or otherwise modified from time to time;
1.1.43. “Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for U.S. federal income tax purposes, except as follows:
1.1.43.1 The Gross Asset Value of any asset contributed by a Partner to the Partnership is the gross fair market value of such asset as determined by the General Partner at the time of contribution;
1.1.43.2 The Gross Asset Value of all Partnership assets (i) shall be adjusted to equal their respective gross fair market values, as determined by the General Partner, effective as of the acquisition of an additional interest in the Partnership by any new or existing Partner in exchange for more than a de minimis Capital Contribution, unless the General Partner reasonably determines that such adjustment is not necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership; and (ii) may be so adjusted, as determined by the General Partner, as of the following times: (a) the distribution by the Partnership to the Partner of more than a de minimis amount of property as consideration for an interest in the Partnership; (b) the grant of an interest in the Partnership (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Partnership by an existing Partner acting in a Partner capacity, or by a new Partner acting in a Partner capacity or in anticipation of becoming a Partner; and (c) the liquidation of the Partnership within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g); provided, however, that the adjustments pursuant to clauses (ii)(a) and (ii)(b) above shall be made only if the General Partner reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership; and
1.1.43.3 The Gross Asset Value of any Partnership asset distributed to any Partner shall be adjusted to equal the gross fair market value of such asset on the date of distribution as determined by the General Partner;
1.1.43.4 If the Gross Asset Value of a Partnership asset has been determined or adjusted pursuant to 1.1.43.1 or 1.1.43.2 above, such Gross Asset Value shall thereafter be adjusted by Depreciation taken into account with respect to such asset for purposes of computing Net Income or Net Loss;
1.1.44. “Gross Proceeds” has the meaning assigned to such term in Section 3.9;

1.1.45. “Holding Entities” means Brookfield Infrastructure Holdings (Canada) Inc., Brookfield Infrastructure Corporation, Pineworld Limited, BIP Bermuda Holdings I Limited and any direct wholly-owned Subsidiary of the Partnership created or acquired after the date of this Agreement;
1.1.46. “Incentive Distribution” means any performance-based carried interest, dividend, distribution or other profit entitlement but, for greater certainty, does not include Service Agreement Fees or Creditable Operating Entity Payment (as such terms are defined in the Master Services Agreement);
1.1.47. “Incentive Distribution Account” has the meaning assigned to such term in Section 5.4;
1.1.48. “Income Tax Act” means the Income Tax Act (Canada);
1.1.49. “Indemnified Party” has the meaning assigned to such term in Section 9.6;
1.1.50. “Independent Committee” means a committee of the board of directors of the General Partner’s general partner made up of directors that are “independent” of BAM and its Affiliates, in accordance with the Governing Instruments of the General Partner’s general partner;
1.1.51. “Infrastructure Holdings” means indirect interests in Transelec Chile S.A., the Transmissions Brasilerias De Energica companies, Great Lakes Power Transmission LP, Island Timberlands Limited Partnership and Longview Holdings, Corp.
1.1.52. “Infrastructure Operations” means electricity transmission, timber operations and similar infrastructure operations directly or indirectly held or acquired by members of the BIP Group from time to time;
1.1.53. “Initial General Partner” has the meaning assigned to such term in the recitals;
1.1.54. “Initial GP Capital Contribution” has the meaning assigned to such term in Section 3.2;
1.1.55. “Initial Limited Partner” has the meaning assigned to such term in the recitals;
1.1.56. “Initial Limited Partnership Agreement” has the meaning assigned to such term in the recitals;
1.1.57. “Initial LP Capital Contribution” has the meaning assigned to such term in Section 3.2;
1.1.58. “Interested Party” has the meaning assigned to such term in Section 9.5.1;
1.1.59. “Interim Capital Transactions” means sales or other voluntary or involuntary dispositions of any Assets (other than cash, cash equivalents, marketable securities and the like) prior to the commencement of the dissolution and liquidation of the Partnership.

1.1.60. “Invested Capital” means, on any particular date, the amount of capital contributed (directly or indirectly and either as debt or equity) to an Operating Entity prior to such date;
1.1.61. “Liabilities” has the meaning assigned to such term in Section 9.6.1;
1.1.62. “Limited Partner” means a Person beneficially owning a Unit, without regard to the Record Holder (unless the Record Holder is such Person), and includes holders of Class A Units and Redemption-Exchange Unitholders;
1.1.63. “Limited Partnership Act” means the Limited Partnership Act 1883 (Bermuda);
1.1.64. “Liquidator” means the General Partner or other Person approved pursuant to Section 16.3 who performs the functions described therein;
1.1.65. “Managers” means Brookfield Infrastructure Manager Inc. and Brookfield Asset Management Barbados Inc.;
1.1.66. “Market Value” means, at any time, the volume-weighted average of the closing price of a security traded on a stock exchange for each of the last five trading days;
1.1.67. “Master Services Agreement” means the master management and administration agreement among certain members of the BAM Group, the Partnership, BIP, the Holding Entities and others dated as of the Closing Date;
1.1.68. “Merger Agreement” has the meaning assigned to such term in Section 18.1;
1.1.69. “Net Income” and “Net Loss” means, for each fiscal year or other period, an amount equal to the Partnership’s taxable income or loss for such fiscal year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss) with the following adjustments:
1.1.69.1 any income of the Partnership that is exempt from U.S. federal income tax, and to the extent not otherwise taken into account in computing Net Income or Net Loss pursuant to this paragraph, shall be added to such taxable income or loss;
1.1.69.2 any expenditures of the Partnership described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and to the extent not otherwise taken into account in computing Net Income or Net Loss pursuant to this paragraph, shall be subtracted from such taxable income or loss;

1.1.69.3 in the event the Gross Asset Value of any Partnership asset is adjusted pursuant to subdivisions 1.1.43.2 or 1.1.43.3 of the definition of Gross Asset Value herein, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Income or Net Loss;
1.1.69.4 gain or loss resulting from any disposition of Partnership property with respect to which gain or loss is recognized for U.S. federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;
1.1.69.5 in lieu of depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year; and
1.1.69.6 any items which are specially allocated pursuant to the provisions of Section 4.4 shall not be taken into account in computing Net Income or Net Loss;
1.1.70. “Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Section 1.704-2(b)(1) and 1.704-2(c).
1.1.71. “Nonrecourse Liability” has the meaning set forth in Treasury Regulations Section 1.752-1(a)(2).
1.1.72. “Notice” has the meaning assigned to such term in Section 19.2;
1.1.73. “Operating Entities” means, from time to time, the Persons that (i) directly hold the Infrastructure Operations, or (ii) indirectly hold the Infrastructure Operations but all of the interests of which are not held by a Service Recipient including, in the case of each of (i) and (ii), any joint ventures, partnerships and consortium arrangements;
1.1.74. “Opinion of Counsel” means a written opinion of counsel acceptable to the General Partner;
1.1.75. “Outstanding” means, with respect to Partnership Interests, all Partnership Interests that are issued by the Partnership and reflected as outstanding on the Partnership’s books and records as of the date of determination;
1.1.76. “Partner” means the General Partner and any Limited Partner;
1.1.77. “Partner Nonrecourse Debt” has the meaning set forth in Treasury Regulations Section 1.704-2(b)(4);
1.1.78. “Partner Nonrecourse Debt Minimum Gain” means an amount, with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if the Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Treasury Regulations Section 1.704-2(i)(3);

1.1.79. “Partner Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Sections 1.704-2(i)(1) and 1.704-2(i)(2);
1.1.80. “Partnership” means Brookfield Infrastructure L.P., the limited partnership heretofore formed and continued pursuant to this Agreement;
1.1.81. “Partnership Interest” means any partnership interest, including any General Partner Unit, Class A Unit or Redemption-Exchange Unit;
1.1.82. “Partnership Minimum Gain” has the meaning set forth in Treasury Regulations Sections 1.704-2(b)(2) and 1.704-2(d);
1.1.83. “Percentage Interest” means, as of the date of such determination, as to any Partner, the quotient of the number of Partnership Interests held by such Partner divided by the total number of all Partnership Interests then Outstanding;
1.1.84. “Person” means any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, company or corporation with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, regulatory body or agency, government or governmental agency, authority or entity however designated or constituted;
1.1.85. “Quarter” means a calendar quarter ending on the last day of March, June, September or December;
1.1.86. “Record Date” means the date established by the General Partner for determining (a) the identity of the Record Holder entitled to notice of a meeting of Limited Partners or entitled to consent to Partnership action in writing without a meeting or entitled to exercise rights in respect of any lawful action of Limited Partners or (b) the identity of Record Holders entitled to receive any report or distribution;
1.1.87. “Record Holder” means the Person in whose name a Unit is registered on the books of the Partnership as of the opening of business on a particular Business Day, or with respect to other Partnership Interests, the Person in whose name any such other Partnership Interest is registered on the books which the General Partner has caused to be kept as of the opening of Business on such Business Day;
1.1.88. “Redemption Amount” has the meaning assigned to such term in Section 7.1;
1.1.89. “Redemption-Exchange Date” has the meaning assigned to such term in Section 6.3;
1.1.90. “Redemption-Exchange Unitholder” means a holder of Redemption-Exchange Units;
1.1.91. “Redemption-Exchange Units” means the limited partner interests in the Partnership having the rights and obligations specified in this Agreement and that are designated as Redemption-Exchange Units;

1.1.92. “Redemption Notice” has the meaning assigned to such term in Section 6.2.1;
1.1.93. “Redemption Right” has the meaning assigned to such term in Section 6.1.2;
1.1.94. “Registration Statement” means the final registration statement and prospectus of BIP filed with securities regulators in connection with the Spin-Off;
1.1.95. “Relationship Agreement” means the relationship agreement between certain members of the BAM Group, the Partnership, BIP, the Holding Entities and others dated as of the Closing Date;
1.1.96. “Reorganization” means the transactions relating to the indirect acquisition of the Infrastructure Operations by the Holding Entities;
1.1.97. “Second Distribution Threshold” means $0.33 per Unit per Quarter (pro rated for any Quarter in which (i) a Unit is not Outstanding for the entire Quarter or (ii) the Capital Amount in respect of a Unit is adjusted pursuant to Section 3.5.3);
1.1.98. “Service Recipient” means BIP, the Partnership, Brookfield Infrastructure Holdings (Canada) Inc., Brookfield Infrastructure Corporation, Pineworld Limited, BIP Bermuda Holdings I Limited, Brookfield Brasil TBE Participações Ltda. and any entity in which any of the foregoing or any combination of the foregoing holds all of the common equity or equivalent interests, excluding, for greater certainty, any Operating Entities;
1.1.99. “Spin-Off” has the meaning assigned to such term in the recitals;
1.1.100. “Subscription Number” has the meaning assigned to such term in Section 3.9;
1.1.101. “Subsidiary” means, with respect to any Person, (i) any other Person that is directly or indirectly Controlled by such Person, (ii) any trust in which such Person holds all of the beneficial interests or (iii) any partnership, limited liability company or similar entity in which such Person holds all of the interests other than the interests of any general partner, managing member or similar Person;
1.1.102. “Surviving Entity” has the meaning assigned to such term in Section 18.2.2;
1.1.103. “Tax” means all forms of taxation, whether direct or indirect and whether levied by reference to income, profits, gains, net wealth, asset values, turnover, added value or other reference and statutory, governmental, national, federal, state, provincial, local governmental or municipal impositions, duties, contributions and levies (including social security contributions, national insurance contributions and any other payroll taxes), whenever and wherever imposed (whether imposed by way of a withholding or deduction for or on account of tax or otherwise) and in respect of any Person, and all penalties, charges, costs and interest relating thereto;
1.1.104. “transfer” has the meaning assigned to such term in Section 13.4.1;
1.1.105. “Treasury Regulations” means the Income Tax Regulations promulgated under the Code, as amended from time to time.
1.1.106. “Underlying Incentive Distribution” has the meaning assigned to such term in Section 5.4.1;

1.1.107. “Unit” means any Class A Unit or Redemption-Exchange Unit;
1.1.108. “Unit Reclassification” has the meaning assigned to such term in Section 8.2;
1.1.109. “Unit Reorganization” has the meaning assigned to such term in Section 8.1;
1.1.110. “Unrecovered Capital Amount” means, as of the relevant date of determination and with respect to any Unit or General Partner Unit, an amount equal to the excess of (i) the Capital Amount then applicable to such Unit or General Partner Unit over (ii) the amount of distributions made in respect of such Unit or General Partner Unit pursuant to Section 5.2.3 or Section 16.3.3.3.2 during the period of time beginning on the date the Capital Amount in respect of each Unit and General Partner Unit was last adjusted pursuant to Section 3.5.3 and ending on such date of determination;
1.1.111. “U.S. GAAP” means U.S. generally accepted accounting principles consistently applied; and
1.1.112. “Withdrawal Opinion of Counsel” an Opinion of Counsel that withdrawal of the General Partner (following the selection of the successor general partner) would not (i) result in the loss of the limited liability of any Limited Partner; (ii) cause the Partnership or any BIP Group member to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for tax purposes (to the extent not previously treated as such); or (iii) cause the Partnership or BIP to become an “investment company” under the U.S. Investment Company Act of 1940, as amended, or similar legislation in other jurisdictions.
1.2 Headings and Table of Contents
     The inclusion of headings and a table of contents in this Agreement are for convenience of reference only and will not affect the construction or interpretation hereof.
1.3 Gender and Number
     In this Agreement, unless the context otherwise requires, words importing the singular include the plural and vice versa, words importing gender include all genders or the neuter, and words importing the neuter include all genders.
1.4 Currency
     Except where otherwise expressly provided, all amounts in this Agreement are stated and will be paid in U.S. currency.
1.5 Invalidity of Provisions
     Each of the provisions contained in this Agreement is distinct and severable and a declaration of invalidity or unenforceability of any such provision or part thereof by a court of competent jurisdiction will not affect the validity or enforceability of any other provision hereof. To the extent permitted by applicable law, the parties waive any provision of law which renders any provision of this Agreement invalid or unenforceable in any respect. The parties will engage in good faith negotiations to replace any provision which is declared invalid or unenforceable with a valid and enforceable provision, the economic effect of which comes as close as possible to that of the invalid or unenforceable provision which it replaces.
1.6 Entire Agreement
     This Agreement constitutes the entire agreement between the parties pertaining to the subject matter of this Agreement. There are no warranties, conditions, or representations (including any that may be implied by statute) and there are no agreements in connection with such subject matter except as specifically set forth or referred to in this Agreement. No reliance is placed on any warranty, representation, opinion, advice or assertion of fact made either prior to, contemporaneous with, or after entering into this Agreement, or any amendment or supplement thereto, by any party to this Agreement or its directors, officers, employees or agents, to any other party to this Agreement or its directors, officers, employees or agents, except to the extent that the same has been reduced to writing and included as a term of this Agreement, and none of the parties to this Agreement has been induced to enter into this Agreement or any amendment or supplement by reason of any such warranty, representation, opinion, advice or assertion of fact. Accordingly, there will be no liability, either in tort or in contract, assessed in relation to any such warranty, representation, opinion, advice or assertion of fact, except to the extent contemplated above.
1.7 Waiver, Amendment
     Except as expressly provided in this Agreement, no amendment or waiver of this Agreement will be binding unless executed in writing by the party to be bound thereby. No waiver of any provision of this Agreement will constitute a waiver of any other provision nor will any waiver of any provision of this Agreement constitute a continuing waiver unless otherwise expressly provided.
1.8 Governing Law; Submission to Jurisdiction
     This Agreement will be governed by and construed in accordance with the laws of Bermuda. Each of the Partners (other than governmental entities prohibited from submitting to the jurisdiction of a particular jurisdiction) will submit to the non-exclusive jurisdiction of any court in Bermuda in any dispute, suit, action or proceeding arising out of or relating to this Agreement. Each Partner waives, to the fullest extent permitted by law, any immunity from jurisdiction of any such court or from any legal process therein and further waives, to the fullest extent permitted by law, any claim of inconvenient forum, improper venue or that any such court does not have jurisdiction over the partner. Any final judgment against a partner in any proceedings brought in any court in Bermuda will be conclusive and binding upon the partner and may be enforced in the courts of any other jurisdiction of which the partner is or may be subject, by suit upon such judgment. The foregoing submission to jurisdiction and waivers will survive the dissolution, liquidation, winding up and termination of our partnership.

ARTICLE 2
ORGANIZATIONAL MATTERS
2.1 Formation
     The Partnership has been formed as an exempted limited partnership on August 17, 2007, pursuant to the provisions of the Limited Partnership Act and the Exempted Partnerships Act. Except as expressly provided to the contrary in this Agreement, the rights, duties (including fiduciary duties), liabilities and obligations of the Partners and the administration, dissolution and termination of the Partnership shall be governed by the Limited Partnership Act and the Exempted Partnerships Act. All Partnership Interests shall constitute personal property of the owner thereof for all purposes and a Partner has no interest in specific Partnership property.
2.2 Purpose
     The purpose of the Partnership shall be to (i) establish, acquire and/or hold interests in the Holding Entities and, subject to the approval of the General Partner, in Subsidiaries of the Partnership; (ii) engage in any activity related to the capitalization and financing of the Partnership’s interests in those Holding Entities and such Subsidiaries; and (iii) engage in any activity that is incidental to or in furtherance of the foregoing and that is approved by the General Partner and that lawfully may be conducted by a limited partnership organized under the Limited Partnership Act and this Agreement. To the fullest extent permitted by law, the General Partner shall have no duty or obligation to propose or approve, and may decline to propose or approve, the conduct by the Partnership of any activity free of any duty (including any fiduciary duty) or obligation whatsoever to the Partnership or any Limited Partner or Record Holder and, in declining to so propose or approve, shall not be deemed to have breached this Agreement, any other agreement contemplated hereby, the Limited Partnership Act, the Exempted Partnerships Act or any other provision of law.
2.3 Powers
     The Partnership shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and activities described in Section 2.2 and for the protection and benefit of the Partnership.
2.4 Name
     The name of the Partnership shall be “Brookfield Infrastructure L.P.” The Partnership’s activities and affairs may be conducted under any other name or names deemed necessary or appropriate by the General Partner, including the name of the General Partner or any Affiliate thereof. The words “Limited Partnership”, “L.P.”, “Ltd.” or similar words or letters shall be included in the Partnership’s name where necessary for the purposes of complying with the laws of any jurisdiction that so requires. Subject to compliance with the requirements of the Limited Partnership Act and the Exempted Partnerships Act, the General Partner in its sole discretion may change the name of the Partnership at any time and from time to time and shall notify the Record Holders of such change in the next regular communication to Record Holders.
     If the General Partner ceases to be the General Partner of the Partnership and the new general partner is not an Affiliate of BAM, the Partnership shall change its name so that it does not include “Brookfield” and could not be capable of confusion in any way with such name. This obligation shall be enforceable and waivable by the General Partner notwithstanding that it may have ceased to be the General Partner of the Partnership.
2.5 Registered Office; Principal Office
     Unless and until changed by the General Partner, the registered office of the Partnership shall be located at Canon’s Court, 22 Victoria Street, Hamilton HM 12, Bermuda, and the resident representative in Bermuda shall be Appleby Corporate Services (Bermuda) Limited, Canon’s Court, 22 Victoria Street, Hamilton, HM 12. The head office of the Partnership and the General Partner shall be 7 Reid Street, 4th Floor, Hamilton HM 11, Bermuda, or such other place as the General Partner may from time to time designate by notice to the Record Holders. The Partnership may maintain offices at such other place or places within Bermuda as the General Partner deems necessary or appropriate.
2.6 Power of Attorney
2.6.1. Each Limited Partner hereby constitutes and appoints each of the General Partner and, if a Liquidator shall have been selected pursuant to Section 16.3, the Liquidator severally (and any successor to either thereof by merger, transfer, assignment, election or otherwise) and each of their authorized officers and attorneys-in-fact, with full power of substitution, as his true and lawful agent and attorney-in-fact, with full power and authority in his name, place and stead, to:
2.6.1.1 execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (A) all certificates, documents and other instruments (including this Agreement and the Certificate of Limited Partnership and all amendments or restatements thereof) that the General Partner or the Liquidator deems necessary or appropriate to form, qualify or continue the existence or qualification of the Partnership as an exempted limited partnership (or a partnership in which the limited partners have limited liability) in Bermuda and in all other jurisdictions in which the Partnership may conduct activities or own property; (B) all certificates, documents and other instruments that the General Partner or the Liquidator deems necessary or appropriate to reflect, in accordance with its terms, any amendment, change, modification or restatement of this Agreement; (C) all certificates, documents and other instruments (including conveyances and a certificate of cancellation) that the General Partner or the Liquidator deems necessary or appropriate to reflect the dissolution and liquidation of the Partnership pursuant to the terms of this Agreement; (D) all certificates, documents and other instruments relating to the admission, withdrawal or removal of any Partner pursuant to, or other events described in, Article 14, Article 15 or the Capital Contribution of any Partner; (E) all

certificates, documents and other instruments relating to the determination of the rights, preferences and privileges of any class or series of Units or other Partnership Interests issued pursuant to Section 3.5; and (F) all certificates, documents and other instruments (including any Merger Agreement) relating to a merger or consolidation of the Partnership pursuant to Article 18; and
2.6.1.2 execute, swear to, acknowledge, deliver, file and record all ballots, consents, approvals, waivers, certificates, documents and other instruments necessary or appropriate, in the sole discretion of the General Partner or the Liquidator, to make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action that is made or given by the Partners hereunder or is consistent with the terms of this Agreement or is necessary or appropriate, in the sole discretion of the General Partner or the Liquidator, to effectuate the terms or intent of this Agreement; provided, that when required by any other provision of this Agreement that establishes a percentage of the Limited Partners or of the Limited Partners of any class or series required to take any action, the General Partner or the Liquidator may exercise the power of attorney made in this Section 2.6.1.2 only after the necessary vote, consent or approval of the Limited Partners or of the Limited Partners of such class or series, as applicable.
Nothing contained in this Section 2.6.1 shall be construed as authorizing the General Partner to amend this Agreement except in accordance with Article 17 or as may be otherwise expressly provided for in this Agreement.
2.6.2. The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, and it shall survive and not be affected by the subsequent death, incompetency, disability, incapacity, dissolution, bankruptcy or termination of any Limited Partner and the transfer of all or any portion of such Limited Partner’s Partnership Interest and shall extend to such Limited Partner’s heirs, successors, assigns and personal representatives. Each such Limited Partner hereby agrees to be bound by any representation made by the General Partner or the Liquidator acting in good faith pursuant to such power of attorney; and each such Limited Partner hereby waives any and all defenses that may be available to contest, negate or disaffirm the action of the General Partner or the Liquidator taken in good faith under such power of attorney. Each Limited Partner shall execute and deliver to the General Partner or the Liquidator, within 15 days after receipt of the General Partner’s or the Liquidator’s request therefor, such further designation, powers of attorney and other instruments as the General Partner or the Liquidator deems necessary to effectuate this Agreement and the purposes of the Partnership.
2.7 Term
     The Partnership commenced upon the formation of the Partnership on August 17, 2007, pursuant to the Initial Limited Partnership Agreement and the Certificate of Limited Partnership and shall continue in perpetual existence until the termination of the Partnership in accordance with the provisions of Section 16.1.

ARTICLE 3
CAPITAL CONTRIBUTIONS AND ISSUANCE OF PARTNERSHIP INTERESTS
3.1 Formation of the Partnership
          In connection with the formation of the Partnership, the Initial General Partner has been admitted as the Initial General Partner of the Partnership and the Initial Limited Partner has been admitted as a Limited Partner as of the date of the Initial Limited Partnership Agreement.
3.2 Initial Capital Contributions by the Initial General Partner
          The Initial General Partner has made a Capital Contribution of $1 to the Partnership (“Initial GP Capital Contribution”). The Initial Limited Partner has made a Capital Contribution of $1 (“Initial LP Capital Contribution”).
3.3 The Reorganization and Spin-Off
     3.3.1. In connection with the transactions involved in the Reorganization:
3.3.1.1 the Initial General Partner has made an additional Capital Contribution of an amount of cash, which together with the Initial GP Capital Contribution, represents 1% of the capital of the Partnership as of the date hereof, and in exchange for such Capital Contributions, the Initial General Partner has received General Partner Units;
3.3.1.2 the Initial Limited Partner has made an additional Capital Contribution of all its equity securities of Brookfield Infrastructure Holdings (Canada) Inc. to the Partnership, and BAM has made Capital Contributions by transferring all of its equity and debt securities of Brookfield Infrastructure Corporation and all of its equity securities of Brookfield Infrastructure Holdings (Canada) Inc., Pineworld Limited and BIP Bermuda Holdings I Limited to the Partnership, which together with the Initial LP Capital Contribution, represents 99% of the capital of the Partnership as of the date hereof, and in exchange for such Capital Contributions, the Initial Limited Partner has received a cash payment and has been issued Redemption-Exchange Units and BAM has been issued Redemption-Exchange Units and Class A Units;
3.3.1.3 BAM has transferred all of its Redemption-Exchange Units to Cancosub Holdco and thereupon Cancosub Holdco was admitted as a Limited Partner subject to and in accordance with Section 14.1; and
3.3.1.4 the Initial General Partner has transferred all of its General Partner Units to the General Partner. As a result of this transfer, the Initial General Partner ceased to be the general partner of the Partnership and the General Partner became the general partner of the Partnership, and for greater certainty, the Initial General Partner ceased immediately after the transfer to have any management powers and authority over the activities and affairs of the Partnership which management powers and authority became vested immediately after the transfer in the General Partner.
3.3.2. In connection with the Spin-Off and following the execution of this Agreement, on the Closing Date, BAM will transfer all of its Class A Units to BIP whereupon (i) BIP shall be admitted as a Limited Partner subject to and in accordance with Section 14.1 and (ii) BAM shall cease to be a Limited Partner of the Partnership.
3.4 Interest and Withdrawal
          No interest on Capital Contributions shall be paid by the Partnership. No Partner shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent, if any, that distributions made pursuant to this Agreement or upon dissolution of the Partnership may be considered as such by law and then only to the extent provided for in this Agreement. Except to the extent expressly provided in this Agreement, no Partner shall have priority over any other Partner either as to the return of Capital Contributions or as to profits, losses or distributions.
3.5 Issuances of Additional Partnership Interests
3.5.1. The Partnership may issue additional Partnership Interests (including new classes of Partnership Interests) and options, rights, warrants and appreciation rights relating to Partnership Interests for any Partnership purpose (including in connection with any distribution reinvestment plan, the Equity Commitment and any payment of an Incentive Distribution pursuant to Section 5.5) at any time and from time to time to such Persons for such consideration and on such terms and conditions as the General Partner shall determine in its sole discretion, all without the approval of any Limited Partners.
3.5.2. Upon the issuance of any Class A Units to BIP pursuant to Section 3.9 hereof, the Capital Amount attributable to each such newly issued Class A Unit shall equal the amount paid or contributed to the Partnership in respect of such Class A Unit.
3.5.3. If the General Partner deems it necessary or advisable so as to preserve the economic preferences and rights of the Partners, upon or with respect to any issuance of additional Units or General Partner Units (whether in connection with the issuance of Class A Units pursuant to Section 3.9 or otherwise), the General Partner may adjust (which adjustment may be upward or downward) the Capital Amount attributable to each Unit and General Partner Unit Outstanding prior to such issuance of new Units or General Partner Units to equal the amount that would be distributed pursuant to Section 16.3.3 in respect of such Unit or General Partner Unit (as applicable) assuming the Partnership were liquidated at the end of the day immediately prior to such issuance of new Units or General Partners Units.
3.5.4. Except with respect to Class A Units issued to BIP pursuant to Section 3.9, and except as provided in Section 3.5.2 or Section 3.5.3, each additional Partnership Interest authorized to be issued by the Partnership pursuant to Section 3.5.1 may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of Partnership

Interests), as shall be fixed by the General Partner in its sole discretion, including (i) the right to share in Partnership profits and losses or items thereof; (ii) the right to share in Partnership distributions; (iii) the rights upon dissolution and liquidation of the Partnership; (iv) whether, and the terms and conditions upon which, the Partnership may or shall be required to redeem the Partnership Interest (including sinking fund provisions); (v) whether such Partnership Interest is issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which each Partnership Interest will be issued, evidenced by certificates and assigned or transferred; and (viii) the requirement, if any, of each such Partnership Interest to consent to certain partnership matters.
3.5.5. The General Partner is hereby authorized to take all actions that it determines to be necessary or advisable in connection with each issuance of Partnership Interests and options, rights, warrants and appreciation rights relating to Partnership Interests pursuant to this Section 3.5, including the admission of additional Limited Partners in connection therewith and any related amendment of this Agreement, and all additional issuances of Partnership Interests and options, rights, warrants and appreciation rights relating to Partnership Interests. The General Partner is authorized to do all things that it determines to be necessary or appropriate in connection with any future issuance of Partnership Interests or options, rights, warrants or appreciation rights relating to Partnership Interests, including compliance with any statute, rule, regulation or guideline of any governmental agency.
3.6 Pre-emptive Rights
          Unless otherwise determined by the General Partner, in its sole discretion, no Person shall have any pre-emptive, preferential or other similar right with respect to the issuance of any Partnership Interest, whether unissued, held in the treasury or hereafter created.
3.7 Splits and Combinations
3.7.1. Subject to Section 3.7.4, the Partnership may make a distribution of Partnership Interests to all Record Holders pro rata to their Percentage Interest or may effect a subdivision or combination of Partnership Interests so long as, after any such event, each Partner shall have the same Percentage Interest in the Partnership as before such event.
3.7.2. Whenever such a distribution, subdivision or combination of Partnership Interests or options, rights, warrants or appreciation rights relating to Partnership Interests is declared, the General Partner shall select a Record Date as of which the distribution, subdivision or combination shall be effective and shall send notice thereof at least 20 days prior to such Record Date to each Record Holder as of a date not less than 10 days prior to the date of such notice. The General Partner also may cause independent public accountants of international standing selected by it to calculate the number of Partnership Interests to be held by each Record Holder after giving effect to such distribution, subdivision or combination. The General Partner shall be entitled to rely on any certificate provided by such firm as conclusive evidence of the accuracy of such calculation.

3.7.3. Promptly following any such distribution, subdivision or combination, the Partnership may issue Certificates to the Record Holders of Partnership Interests or options, rights, warrants or appreciation rights relating to Partnership Interests as of the applicable Record Date representing the new number of Partnership Interests or options, rights, warrants or appreciation rights relating to Partnership Interests held by such Record Holders, or the General Partner may adopt such other procedures that it determines to be necessary or appropriate to reflect such changes. If any such combination results in a smaller total number of Partnership Interests Outstanding or outstanding options, rights, warrants or appreciation rights relating to Partnership Interests, the Partnership shall require, as a condition to the delivery to a Record Holder of any such new Certificate, the surrender of any Certificate held by such Record Holder immediately prior to such Record Date.
3.7.4. The Partnership shall not be required to issue fractional Units upon any distribution, subdivision or combination of Units. If a distribution, subdivision or combination of Units would result in the issuance of fractional Units but for the provisions of this Section 3.7.4, each fractional Unit shall be rounded to the nearest whole Unit, with each half Partnership Interest being rounded to the next higher Partnership Interest.
3.8 Fully Paid and Non-Assessable Nature of Units
          All Units issued pursuant to, and in accordance with the requirements of this Article 3 shall be fully paid and non-assessable Units in the Partnership.
3.9 Issuance of Units to BIP
          If, and to the extent that, BIP raises funds by way of the issuance of equity or debt securities, or otherwise, and is required under the BIP Partnership Agreement to use the proceeds of such issuance of securities to subscribe for Class A Units, BIP shall invest an amount equal to the gross proceeds of such issuance (the “Gross Proceeds”) for a number of Class A Units (the “Subscription Number”) equal to the (i) the quotient of the amount of the Gross Proceeds divided by the issue price of one BIP Unit (in the case of an issuance of BIP Units) or the Market Value of one BIP Unit (in the case of an issuance of another security) (ii) multiplied by the inverse of the Exchange Ratio.
ARTICLE 4
ALLOCATIONS
4.1 Maintenance of Capital Accounts
          The General Partner will maintain a separate capital account (a “Capital Account”) for each Partner in accordance with the following provisions:
4.1.1. to each Partner’s Capital Account there shall be credited such Partner’s Capital Contribution, such Partner’s distributive share of Net Income or any item in the nature of income or gain which is specially allocated pursuant to Section 4.4, and the amount of any Partnership liabilities assumed by such Partner or which are secured by any property distributed to such Partner;

4.1.2. to each Partner’s Capital Account there shall be debited the amount of cash and the Gross Asset Value of any property distributed to such Partner pursuant to any provision of this Agreement, such Partner’s distributive share of Net Loss and any item in the nature of expense or loss which is specially allocated pursuant to Section 4.4, and the amount of any liabilities of such Partner assumed by the Partnership or which are secured by any property contributed by such Partner to the Partnership;
4.1.3. in the event all or a portion of an interest in the Partnership is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent that it relates to the transferred interest; and
4.1.4. in determining the amount of any liability for purposes of Sections 4.1.1 and 4.1.2 there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Treasury Regulations.
          The provisions of this Section 4.1 and other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such Treasury Regulations.
4.2 Allocations – Overview
          The rules set forth below in this Article 4 shall apply for the purpose of determining each Partner’s allocable share of the items of income, gain, loss and expense of the Partnership comprising Net Income or Net Loss of the Partnership for each fiscal year, determining special allocations of other items of income, gain, loss and expense, and adjusting the balance of each Partner’s Capital Account to reflect the aforementioned general and special allocations. For each fiscal year, the special allocations in Section 4.4 shall be made immediately prior to the general allocations of Section 4.3.
4.3 General Allocations
4.3.1. The items of income, gain, loss and expense of the Partnership comprising Net Income or Net Loss for a fiscal year shall be allocated among the Persons who were Partners during such fiscal year in a manner that will, as nearly as possible, cause the Capital Account balance of each Partner at the end of such fiscal year to equal the excess (which may be negative) of:
4.3.1.1 the amount of the hypothetical distribution (if any) that such Partner would receive if, on the last day of the fiscal year, (x) all Partnership assets, including cash and any amount required to be contributed to the Partnership by the General Partner, were sold for cash in an amount equal to their Gross Asset Values, taking into account any adjustments thereto for such fiscal year, (y) all Partnership liabilities were satisfied in cash according to their terms (limited, with respect to each Nonrecourse Liability or any Partner Nonrecourse Debt in respect of such Partner, to the Gross Asset Values of the assets securing such liability), and (z) the net proceeds thereof (after satisfaction of such liabilities) were distributed in full pursuant to Section 16.3.3 over

4.3.1.2 the sum of (x) the amount, if any, without duplication, that such Partner would be obligated to contribute to the capital of the Partnership, (y) such Partner’s share of Partnership Minimum Gain determined pursuant to Treasury Regulations Section 1.704-2(g) and (z) such Partner’s share of Partner Nonrecourse Debt Minimum Gain determined pursuant to Treasury Regulations Section 1.704-2(i)(5), all computed as of the hypothetical sale described in Section 4.3.1.1 above.
4.3.2. Notwithstanding anything to the contrary in this Article 4, the amount of items of Partnership expense and loss allocated pursuant to Section 4.3.1 to any Limited Partner shall not exceed the maximum amount of such items that can be so allocated without causing such Limited Partner to have an Adjusted Capital Account Deficit at the end of any fiscal year. All such items in excess of the limitation set forth in this Section 4.3.2 shall be allocated first, to Partners who would not have an Adjusted Capital Account Deficit, pro rata, in proportion to their Capital Account balances, adjusted as provided in Sections 1.1.1.1 and 1.1.1.2, until no Partner would be entitled to any further allocation, and thereafter to the General Partner.
4.4 Special Allocations
          The following special allocations shall be made in the following order:
4.4.1. In the event that there is a net decrease during a fiscal year in either Partnership Minimum Gain or Partner Nonrecourse Debt Minimum Gain, then notwithstanding any other provision of this Article 4, each Partner shall receive such special allocations of items of Partnership income and gain as are required in order to conform to Treasury Regulations Section 1.704-2.
4.4.2. Subject to Section 4.4.1, but notwithstanding any other provision of this Article 4, items of income and gain shall be specially allocated to the Partners in a manner that complies with the “qualified income offset” requirement of Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(3).
4.4.3. In the event that a Partner has a deficit Capital Account balance at the end of any fiscal year which is in excess of the sum of (i) the amount such Partner is then obligated to restore pursuant to this Agreement, and (ii) the amount such Partner is then deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), respectively, such Partner shall be specially allocated items of Partnership income and gain (consisting of a pro rata portion of each item of income and gain of the Partnership for such fiscal year in accordance with Treasury Regulations Section 1.704-1(b)(2)(ii)(d)) in the amount of such excess as quickly as possible; provided, however, that any allocation under this Section 4.4.3 shall be made only if and to the extent that a Partner would have a deficit Capital Account balance in excess of such sum after all allocations provided for in this Article 4 have been tentatively made as if this Section 4.4.3 were not in this Agreement.

4.4.4. Partner Nonrecourse Deductions shall be specially allocated to the Partners in the manner in which they share the economic risk of loss (as defined in Treasury Regulations Section 1.752-2) for such Partner Nonrecourse Debt.
4.4.5. Each Nonrecourse Deduction of the Partnership shall be specially allocated to the Partners, pro rata, in proportion to their respective Percentage Interests.
4.4.6. The amounts of any Partnership income, gain, loss or expense available to be specially allocated pursuant to this Section 4.4 shall be determined by applying rules analogous to those set forth in Section 1.1.69 as modified by Sections 1.1.69.1 through 1.1.69.5.
4.5 Allocation of Nonrecourse Liabilities
          For purposes of determining each Partner’s share of Nonrecourse Liabilities, if any, of the Partnership in accordance with Treasury Regulations Section 1.752-3(a)(3), the Partners’ interest in Partnership profits shall be determined in the same manner as prescribed by Section 4.4.5.
4.6 Transfer of Interest
          In the event of a transfer of all or part of any Partnership Interest (in accordance with the provisions of this Agreement) at any time other than the end of a fiscal year, or the admission of an additional Limited Partner in connection with the issuance of additional Partnership Interests pursuant to Section 3.5, the shares of items of Net Income or Net Loss and specially allocated items allocable to the interest transferred shall be allocated between the transferor and the transferee in a manner determined by the General Partner in its sole discretion that is not inconsistent with the applicable provisions of the Code and Treasury Regulations.
4.7 Allocations for U.S. Tax Purposes
4.7.1. Each item of income, gain, loss, or deduction for U.S. federal income tax purposes that corresponds to an item of income, gain, loss or expense that is either taken into account in computing Net Income or Net Loss or is specially allocated pursuant to Section 4.4 (a “Book Item”) shall be allocated among the Partners in the same proportion as the corresponding Book Item is allocated among them pursuant to Section 4.3 or Section 4.4 hereof.
4.7.2. In the event any property of the Partnership is credited to the Capital Account of a Partner at a value other than its tax basis (whether as a result of a contribution of such property or a revaluation of such property pursuant to Section 1.1.43.2, then allocations of taxable income, gain, loss and deductions with respect to such property shall be made in a manner which will comply with Section 704(b) and Section 704(c) of the Code and the Treasury Regulations thereunder. The Partnership, in the discretion of the General Partner, may make, or not make, “curative” or “remedial” allocations (within the meaning of the Treasury Regulations under Section 704(c) of the Code) including, but not limited to:

4.7.2.1 “curative” allocations which offset the effect of the “ceiling rule” for a prior fiscal year (within the meaning of Treasury Regulations Section 1.704-3(c)(3)(ii)); and
4.7.2.2 “curative” allocations from dispositions of contributed property (within the meaning of Treasury Regulations Section 1.704-3(c)(3)(iii)(B)).
4.7.3. All tax credits shall be allocated among the Partners as determined by the General Partner in its sole and absolute discretion, consistent with applicable law.
4.8 Allocations for Canadian Federal Income Tax Purposes.
4.8.1. The income for Canadian federal income tax purposes of the Partnership for a given fiscal year of the Partnership will be allocated to each Partner in an amount calculated by multiplying such income by a fraction, the numerator of which is the sum of the distributions received by such Partner with respect to such fiscal year and the denominator of which is the aggregate amount of the distributions made by the Partnership to Partners with respect to such fiscal year. Generally, the source and character of items of income so allocated to a Partner with respect to a fiscal year of the Partnership will be the same source and character as the distributions received by such Partner with respect to such fiscal year.
4.8.2. If, with respect to a given fiscal year, no distribution is made by the Partnership or the Partnership has a loss for Canadian federal income tax purposes, one quarter of the income, or loss, as the case may be, for Canadian federal income tax purposes of the Partnership for such fiscal year, will be allocated to the Partners of record at the end of each Quarter ending in such fiscal year pro rata to their respective Percentage Interests at each such date. Generally, the source and character of such income or losses so allocated to a Partner at the end of each Quarter will be the same source and character as the income or loss earned or incurred by the Partnership in such Quarter.
4.8.3. Notwithstanding Sections 4.8.1 and 4.8.2, the gain(s) for Canadian federal income tax purposes realized by the Partnership on the disposition of the common shares of Brookfield Infrastructure Holdings (Canada) Inc. (the “CanHoldco Shares”) for any given fiscal year of the Partnership, in an aggregate amount equal to the amount of accrued gain on the CanHoldco Shares on the date of the transfer of the CanHoldco Shares to the Partnership in connection with the Reorganization computed in accordance with the Income Tax Act, will be allocated to the Initial Limited Partner (or to the Initial Limited Partner and any member of the BAM Group to which the Initial Limited Partner assigns any Partnership Interests in proportion to their respective holdings of the aggregate Partnership Interests held by them at the time of the disposition of the CanHoldco Shares or to the general partner of the Partnership if the general partner is a member of the BAM Group at the time of allocation and no other members of the BAM Group hold any Partnership Interests of the Partnership at such time); provided, however, that any such gain(s) that exceed in the aggregate the amount of accrued gain on the CanHoldco Shares on the date of the transfer of the CanHoldco Shares to the Partnership in connection with the Reorganization will be allocated in accordance with Sections 4.8.1 and 4.8.2.

4.9 Currency Translation
          Allocations of amounts other than in U.S. Dollars shall be undertaken following translation into U.S. Dollars by the General Partner on such date as the General Partner deems appropriate, using rates quoted by appropriate financial institutions of repute or by internationally recognized financial publications or news services to fix the rate of translation.
4.10 Authority of General Partner
          All decisions and other matters concerning (i) the computation and allocation of specific items of income, gain, expense or loss among the Partners and (ii) accounting procedures to be employed by the Partnership shall be determined in good faith by the General Partner, which determination shall be final and conclusive as to all Partners. In furtherance of the foregoing, the General Partner may adjust allocations of items that would otherwise be made pursuant to the terms of this Agreement to the extent necessary to (A) comply with the requirements of the Code and Treasury Regulations (including the requirements of Section 704(b) and Section 704(c) of the Code and the Treasury Regulations promulgated thereunder), (B) the requirements of the Income Tax Act, (C) reflect the Partners’ interests in the Partnership or (D) consistently reflect the distributions made by the Partnership to the Partners pursuant to the terms of this Agreement. The General Partner may make, but shall not be obligated to make, any tax election provided for under the Code, or any provision of state, local or non-U.S. tax law or under the Income Tax Act.
ARTICLE 5
DISTRIBUTIONS
5.1 In General
          Subject to this Article 5 and Section 16.3.3, the General Partner may in its sole discretion make distributions at any time or from time to time to the Partners in accordance with their Percentage Interests. Such payment shall constitute full payment and satisfaction of the Partnership’s liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise. The amount of Taxes withheld or paid by the Partnership or another member of the BIP Group in respect of taxable income allocated to a Partner shall be treated as a distribution to such Partner.
5.2 Distributions Prior to Dissolution
5.2.1. Prior to the dissolution of the Partnership pursuant to Section 16.1, distributions of Available Cash shall be made pursuant to this Section 5.2.
5.2.2. Subject to Section 5.2.3, any distributions of Available Cash made by the Partnership with respect to any Quarter shall be distributed:
5.2.2.1 first, 100% to BIP until there has been distributed pursuant to this Section 5.2.2.1 an amount equal to the amount of BIP’s outlays and expenses for the Quarter properly incurred;

5.2.2.2 second, 100% to all Partners pro rata in proportion to their respective Percentage Interests until there has been distributed pursuant to this Section 5.2.2.2 in respect of each Unit Outstanding as of the last day of such Quarter an amount equal to the First Distribution Threshold;
5.2.2.3 third, (i) 85% to all the Partners pro rata in proportion to their respective Percentage Interests and, (ii) 15% to the General Partner until there has been distributed pursuant to this Section 5.2.2.3 in respect of each Unit Outstanding as of the last day of such Quarter an amount equal to the excess of (x) the Second Distribution Threshold over (y) the First Distribution Threshold; and
5.2.2.4 thereafter, (i) 75% to all Partners pro rata in proportion to their respective Percentage Interests and, (ii) 25% to the General Partner.
5.2.3. Available Cash that is deemed by the General Partner to be cash from Interim Capital Transactions and representative of unrecovered capital (“Capital Surplus”) shall be distributed:
5.2.3.1 first, to Partners pro rata in proportion to the Unrecovered Capital Amounts attributable to the Units and General Partner Units held by the Partners until the Unrecovered Capital Amount attributable to each Unit and General Partner Unit is equal to zero; and
5.2.3.2 thereafter, in accordance with Section 5.2.2.
5.3 Distributions on or After Dissolution
          Upon a dissolution of the Partnership pursuant to Section 16.1, distributions shall be made in the manner prescribed in Section 16.3.3 hereof.
5.4 Adjustment to Incentive Distributions Payable to General Partner
5.4.1. The General Partner shall maintain a notional account (as adjusted pursuant to this Section 5.4, the “Incentive Distribution Account”) that will track the amount of Incentive Distributions that have been paid or are payable in respect of any period following the Closing Date by any Operating Entity to any member of the BAM Group with respect to the Partnership’s Invested Capital in such Operating Entity (“Underlying Incentive Distributions”).
5.4.2. Notwithstanding anything to the contrary in this Article 5, any amounts otherwise payable to the General Partner pursuant to clause (ii) of either Section 5.2.2.3 or Section 5.2.2.4 shall, subject to Section 5.4.3, be reduced by (but will not be less than zero) any amount in the Incentive Distribution Account at the time of the distribution (any such amount, once applied to reduce amounts otherwise payable, is referred to as an “Applied Incentive Amount”).

5.4.3. The amount of any reduction pursuant to Section 5.4.2 in the amounts otherwise payable to the General Partner shall be adjusted on an equitable basis as necessary in order to take into account the benefit that Limited Partners would have received had the Underlying Incentive Distributions not been paid or payable.
5.4.4. The Incentive Distribution Account shall be adjusted from time to time to deduct the amount of any Applied Incentive Amount or any clawback or similar amount paid or contributed to an Operating Entity in respect of an Underlying Incentive Distribution. For greater certainty, it is acknowledged that the Incentive Distribution Account may be negative as a result of the adjustment for such clawback or similar amount. In no event will a negative balance in the Incentive Distribution Account require a payment to the General Partner.
5.4.5. Any amounts in the Incentive Distribution Account shall be taken into account in a similar manner to the foregoing in effecting distributions pursuant to Section 16.3.3.
5.5 Incentive Distributions Paid in the Form of Redemption — Exchange Units
          The General Partner may elect, at its sole discretion, to reinvest the distribution amounts paid or payable by the Partnership to the General Partner, as contemplated by clause (ii) of either Section 5.2.2.3 or Section 5.2.2.4, in exchange for a number of Redemption-Exchange Units issued by the Partnership to the General Partner equal to the amount of cash that would otherwise be paid to the General Partner divided by the Market Value of a BIP Unit on the date that the distribution is declared.
5.6 Prohibition on Distributions
          The General Partner shall not cause the Partnership to make any distribution pursuant to this Article 5:
5.6.1. unless there is sufficient cash available therefor;
5.6.2. which would render the Partnership unable to pay its debts as and when they fall due; or
5.6.3. which, in the opinion of the General Partner, would or might leave the Partnership with insufficient funds to meet any future or contingent obligations.
ARTICLE 6
REDEMPTION-EXCHANGE RIGHTS
6.1 Redemption-Exchange Rights
6.1.1. Subject to Section 6.1.3, the Redemption-Exchange Units entitle the Redemption-Exchange Unitholder to redeem all or any portion of its Redemption-Exchange Units in accordance with this Article 6 at any time after the second anniversary of the Closing Date.

6.1.2. Subject to the provisions of this Agreement, the Redemption-Exchange Unitholders may require the Partnership to redeem all or any portion of the Redemption-Exchange Units (the “Redemption Right”) for an amount of cash equal to the Redemption Amount. Each Redemption-Exchange Unit to be redeemed by the Redemption-Exchange Unitholder must be tendered in accordance with the procedures set out in Section 6.2.
6.1.3. Subject to the provisions of this Agreement, BIP shall have the right (the “Exchange Right”), which shall be exercisable after presentation of the Redemption Notice in accordance with Section 6.2, to elect to acquire all (but not less than all) the Redemption-Exchange Units to be redeemed under the Redemption Notice in consideration for the Applicable Number of BIP Units.
6.2 Redemption and Exchange Procedures
6.2.1. In order to exercise its Redemption Right, the Redemption-Exchange Unitholder shall deliver to the Partnership and BIP a notice (the “Redemption Notice”) of its intention to redeem the Redemption-Exchange Units that contains all relevant information (including the Redemption-Exchange Date), and that is presented together with all related certificates and documents that the Partnership or BIP may reasonably require or as may be required by applicable law to effect the Redemption Right, including the certificates representing the Redemption-Exchange Units being redeemed.
6.2.2. At any time within 2 Business Days from the date of BIP’s receipt of the Redemption Notice, BIP may elect to exercise the Exchange Right with respect to all (but not less than all) of the Redemption-Exchange Units to be redeemed pursuant to the Redemption Notice and shall give written notice to the Partnership and to the Redemption-Exchange Unitholder of such election (the “Exchange Notice”). The Exchange Notice shall contain all relevant information, and shall be presented together with all related certificates and documents that the Partnership and Redemption-Exchange Unitholder may reasonably require or as may be required by applicable law to effect the Exchange Right.
6.2.3. If BIP exercises its Exchange Right, on the Redemption-Exchange Date, BIP will acquire the number of Redemption-Exchange Units specified in the Redemption Notice in exchange for the Applicable Number of BIP Units. BIP shall take all steps necessary under the BIP Partnership Agreement to effect the issuance of the Applicable Number of BIP Units to the Redemption-Exchange Unitholder, including by issuing a certificate in the name of the Redemption-Exchange Unitholder upon request and subject to the terms of the BIP Partnership Agreement. The General Partner and the Partnership shall take all steps necessary under this Agreement to effect the transfer of the Redemption-Exchange Units specified in the Redemption Notice to BIP, including the register of such transfer in the Partnership’s register of Limited Partners and, upon request, by issuing a new certificate in the name of BIP representing the Redemption-Exchange Units transferred to BIP in accordance with this Article 6, without expense to BIP.
6.2.4. If BIP does not exercise its Exchange Right, on the Redemption-Exchange Date, for each Redemption-Exchange Unit that is presented by the Redemption-Exchange Unitholder for redemption, the Partnership will pay to the Redemption-Exchange Unitholder cash in an amount equal to the Redemption Amount. Upon the surrender of certificates representing more Redemption-Exchange Units than the number of Redemption-Exchange Units to be redeemed under the Redemption Notice, the holder thereof will be entitled, upon request, to receive from the Partnership forthwith, without expense to such holder, a new certificate representing the Redemption-Exchange Units not being redeemed at that time.
6.3 Redemption-Exchange Date
          The date specified in any Redemption Notice (the “Redemption-Exchange Date”) must be a Business Day and must not be less than five Business Days nor more than ten Business Days after the date upon which the Redemption Notice is received by the Partnership and BIP. If no such Business Day is specified in the Redemption Notice, the Redemption-Exchange Date shall be deemed to be the fifth Business Day after the date on which the Redemption Notice is received by the Partnership and BIP.
6.4 Withdrawal of Exercise
          At any time prior to the applicable Redemption-Exchange Date, any Redemption-Exchange Unitholder who delivers a Redemption Notice to the Partnership will be entitled to withdraw such Redemption Notice.
6.5 Effect of Exercise of the Redemption-Exchange Right
6.5.1. If the Redemption Right has been exercised, at 8:30 a.m. (Bermuda time) on the Redemption-Exchange Date:
6.5.1.1 the closing of the redemption contemplated by the Redemption Notice or, if applicable, the closing of the exchange contemplated by the Exchange Notice will be deemed to have occurred;
6.5.1.2 any Redemption-Exchange Unitholder who exercised the Redemption Right will cease to be a holder of such Redemption-Exchange Units and will not be entitled to exercise any of the rights in respect of such Redemption-Exchange Units, other than the right to receive the Redemption Amount or the Applicable Number of BIP Units deliverable hereunder and any right to receive distributions payable in respect of such Redemption-Exchange Units for any Quarter ending prior to the Redemption-Exchange Date;
6.5.1.3 immediately following the closing of the exchange contemplated by Section 6.5.1.1, BIP shall exchange the Redemption-Exchange Units for Class A Units on a one for one basis and, in addition to any other Units previously held by BIP, BIP will be considered and deemed for all purposes to be the holder of the number of Class A Units equal to the number of Redemption-Exchange Units exchanged pursuant to the Exchange Right; and
6.5.1.4 other than as specifically contemplated herein, the BIP Units issued to any Redemption-Exchange Unitholder pursuant to Section 6.2.2 will be issued in accordance with the BIP Partnership Agreement.

ARTICLE 7
REDEMPTION AMOUNT AND EXCHANGE RATIO
7.1 Redemption Amount
          Subject to Section 8.2, the “Redemption Amount” shall be the product of (i) the Market Value of one BIP Unit multiplied by the number of Redemption-Exchange Units specified in a Redemption Notice to be redeemed and (ii) the Exchange Ratio.
7.2 Exchange Ratio and Adjustments
          The “Exchange Ratio” shall initially be one and shall be adjusted from time to time pursuant to Sections 8.1 or 8.2.
ARTICLE 8
ADJUSTMENTS
8.1 Unit Reorganization
          In the event that there is any change in the number of Redemption-Exchange Units or BIP Units Outstanding from time to time as a result of a subdivision, consolidation, reclassification, capital reorganization or similar change in the Redemption-Exchange Units or the BIP Units, as the case may be, (each such event, a “Unit Reorganization”), the Exchange Ratio shall be adjusted to be the number of BIP Units that would be received in respect of one Redemption-Exchange Unit immediately following the Unit Reorganization as if the Redemption Right and the Exchange Right had been exercised in respect of such Redemption-Exchange Unit immediately before the Unit Reorganization.
8.2 Unit Reclassification
          In the event that there is any consolidation, amalgamation, arrangement, merger or other form of combination of BIP with or into any other entity resulting in a reclassification of the Outstanding BIP Units (“Unit Reclassification”), then the Exchange Ratio will be adjusted in a manner approved by the General Partner, acting reasonably, to ensure that:
8.2.1. the Redemption-Exchange Unitholders would receive the amount of cash equal to the Market Value (or, if no Market Value is available, the fair market value) of the securities that such Redemption-Exchange Unitholder would have been entitled to receive pursuant to the Unit Reclassification if, on the effective date of such Unit Reclassification, the holders had been the registered holders of the number of BIP Units that they would have received had such Redemption-Exchange Units been exchanged for the Applicable Number of BIP Units pursuant to the Exchange Right immediately before the effective date of the Unit Reclassification; and
8.2.2. the Redemption-Exchange Unitholders would receive the securities that such Redemption-Exchange Unitholders would have been entitled to receive pursuant to the Unit Reclassification if, on the effective date of the Unit Reclassification, the holders had been the registered holders of the number of BIP Units that they would have received had such

Redemption-Exchange Units been exchanged for the Applicable Number of BIP Units pursuant to the Exchange Right immediately before the effective date of the Unit Reclassification.
8.3 Adjustments Cumulative
     The adjustments to the Exchange Ratio provided for in Section 8.1 and 8.2 shall be cumulative.
ARTICLE 9
MANAGEMENT AND OPERATION OF PARTNERSHIP
9.1 Management
9.1.1. The General Partner shall conduct, direct and manage all activities of the Partnership. Except as otherwise expressly provided in this Agreement, all management powers over the activities and affairs of the Partnership shall be exclusively vested in the General Partner, and no Limited Partner shall have any management power over the activities and affairs of the Partnership. In addition to the powers now or hereafter granted a general partner of a limited partnership under applicable law or that are granted to the General Partner under any other provision of this Agreement, the General Partner, subject to Section 9.2, shall have full power and authority to do all things and on such terms as it determines, in its sole discretion, to be necessary or appropriate to conduct the activities and affairs of the Partnership, to exercise all powers set forth in Section 2.3 and to effectuate the purposes set forth in Section 2.2.
9.1.2. In exercising its authority under this Agreement, the General Partner may, but shall be under no obligation to, take into account the tax consequences to any Partner (including the General Partner) of any action taken (or not taken) by it. The General Partner and the Partnership shall not have any liability to a Limited Partner for monetary damages or otherwise for losses sustained, liabilities incurred or benefits not derived by such Limited Partner in connection with such decisions so long as the General Partner has acted pursuant to its authority under this Agreement.
9.1.3. Notwithstanding any other provision of this Agreement, the Limited Partnership Act, the Exempted Partnerships Act or any applicable law, rule or regulation, each of the Partners and each other Person who may acquire a Partnership Interest hereby (i) approves, ratifies and confirms the execution, delivery and performance by the parties thereto of the Master Services Agreement, the Relationship Agreement, the Equity Commitment and the other agreements described in or filed as exhibits to the Registration Statement that are related to the transactions contemplated by the Registration Statement; (ii) agrees that the General Partner (on its own or through any officer of the Partnership) is authorized to execute, deliver and perform the agreements referred to in clause (i) of this sentence and the other agreements, acts, transactions and matters described in or contemplated by the Registration Statement on behalf of the Partnership without any further act, approval, or vote of the Partners or the other Persons who may acquire a Partnership Interest; and (iii) agrees that the execution, delivery or performance by the General Partner, the Managers or any

Affiliate of any of them, of this Agreement or any agreement authorized or permitted under this Agreement, shall not constitute a breach by the General Partner of any duty that the General Partner may owe the Partnership or the Limited Partners or any other Persons under this Agreement (or any other agreements) or of any duty existing at law, in equity or otherwise.
9.2 Restrictions on General Partner’s Authority
Except as provided in Article 16 and Article 18, the General Partner may not sell, exchange or otherwise dispose of all or substantially all of the BIP Group’s assets, taken as a whole, in a single transaction or a series of related transactions without the approval of holders of a majority of the voting power of Outstanding Units; provided however that this provision shall not preclude or limit the General Partner’s ability, in its sole discretion, to mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the assets of the Partnership (including for the benefit of Persons other than members of the BIP Group, including Affiliates of the General Partner) and shall not apply to any forced sale of any or all of the assets of the BIP Group pursuant to the foreclosure of, or other realization upon, any such encumbrance. The General Partner shall not, on behalf of the Partnership, except as permitted under Section 13.6, Section 15.1 and Section 15.2, elect or cause the Partnership to elect a successor general partner of the Partnership.
9.3 Reimbursement of Partnership Expenses
9.3.1. Except as provided in this Section 9.3 and elsewhere in this Agreement, the General Partner shall not be compensated for its services as General Partner of the Partnership.
9.3.2. The General Partner shall be reimbursed on a monthly basis, or such other basis as the General Partner may determine in its sole discretion, for (i) all direct and indirect expenses it incurs or payments it makes on behalf of the Partnership (including amounts paid to any Person to perform services for the Partnership or for the General Partner in the discharge of its duties to the Partnership), and (ii) all other necessary or appropriate expenses allocable to the Partnership or otherwise reasonably incurred by the General Partner in connection with conducting the Partnership’s affairs (including expenses allocated to the General Partner by its Affiliates). The General Partner shall determine the fees and expenses that are allocable to the Partnership in any reasonable manner determined by the General Partner in its sole discretion. Reimbursements pursuant to this Section 9.3 shall be in addition to any reimbursement to the General Partner as a result of indemnification pursuant to Section 9.6.
9.4 Outside Activities
9.4.1. With effect from the Closing Date, the General Partner shall, for so long as it is the general partner of the Partnership, (i) maintain as its sole activity the activity of acting as the general partner of the Partnership and undertaking activities that are ancillary or related thereto and (ii) not engage in any business or activity or incur any debts or liabilities except in connection with or incidental to its performance as general partner as described above or acquiring, owning or disposing of debt or equity securities of any other member of the BIP Group.
9.4.2. Each Indemnified Party (other than the General Partner) shall have the right to engage in businesses of every type and description and other activities for profit, and to engage in and possess interests in business ventures of any and every type or description, whether in activities similar to those of the General Partner, the Partnership or any other member of the BIP Group, in direct competition to, and/or in preference to, or to the exclusion of, the Partnership, the General Partner or any other member of the BIP Group. Such business interests, activities and engagements shall not constitute a breach of this Agreement or any duties stated or implied by law or equity, including fiduciary duties, to any of the General Partner, the Partnership (or any of their respective investors) or any other member of the BIP Group (or any of their respective investors) and shall be deemed not to be a breach of the General Partner’s fiduciary duties or any other obligation of any type whatsoever of the General Partner. None of the General Partner, the Partnership or any other member of the BIP Group or any other Person shall have any rights by virtue of this Agreement or the partnership relationship established hereby or otherwise in any business ventures of an Indemnified Party.
9.4.3. The General Partner and the Indemnified Parties shall have no obligation hereunder or as a result of any duties stated or implied by law or equity, including fiduciary duties, to present business or investment opportunities to the Partnership, the Limited Partners or any member of the BIP Group.
9.4.4. The General Partner and its Affiliates shall have no obligation to (i) permit the Partnership or any other member of the BIP Group to use any facilities or assets of the General Partner or its Affiliates, except as may be provided in contracts, agreements or of the arrangements entered into from time to time specifically dealing with such use, or (ii) to enter into such contracts, agreements or other arrangements.
9.4.5. Notwithstanding anything to the contrary in this Section 9.4, nothing in this Section 9.4 shall affect any obligation of an Indemnified Party to present a business or investment opportunity to the Partnership, the General Partner or any other member of the BIP Group pursuant to a separate written agreement between such Indemnified Party and the Partnership, the General Partner or any other member of the BIP Group.
9.5 Disclosure of Interests
9.5.1. The General Partner, its Affiliates and their respective partners, members, shareholders, directors, officers, employees and shareholders (each hereinafter referred to as an “Interested Party”) may become Limited Partners or beneficially interested in Limited Partners in the Partnership and may hold, dispose of or otherwise deal with Units with the same rights they would have if the General Partner were not party to this Agreement.
9.5.2. An Interested Party shall not be liable to account either to other Interested Parties or to the Partnership, the Partners or any other Persons for any profits or benefits made or derived by or in connection with any transaction contemplated by Section 9.4.2.

9.5.3. An Interested Party may sell investments to, purchase Assets from, vest Assets in and contract or enter into any contract, arrangement or transaction with the Partnership, any other member of the BIP Group or any other Person whose securities are held directly or indirectly by or on behalf of the Partnership or another member of the BIP Group, including any contract, arrangement or transaction relating to any financial, banking, investment banking, insurance, secretarial or other services, and may be interested in any such contract, transaction or arrangement and shall not be liable to account either to the Partnership, any other member of the BIP Group or any other Person in respect of any such contract, transaction, arrangement or interest, or any benefits or profits made or derived therefrom, by virtue only of the relationship between the parties concerned, provided that nothing herein contained shall permit an Interested Party or Limited Partner to enter into any such contract, transaction or arrangement as aforesaid, subject to any approval requirements contained in the Conflicts Guidelines.
9.5.4. Without limiting the generality of the foregoing, an Interested Party or Limited Partner may enter into any contract, transaction or arrangement with any member of the BIP Group to provide advice or services, including investment management, monitoring or oversight services, services with respect to corporate finance matters and valuations, services relating to the arrangement of new financing, mergers and acquisitions, services relating to the provision of directors or other manager of a Person and other investment banking services, including introduction and transaction organization services.
9.6 Indemnification
9.6.1. The General Partner and any of its Affiliates, and their respective officers, directors, agents, shareholders, partners, members and employees, any Person who serves on the board of directors or other governing body of any member of the BIP Group and any Person the General Partner designates as an indemnified person (each, an “Indemnified Party”) shall, to the fullest extent permitted by law, be indemnified on an after Tax basis out of the Assets (and the General Partner shall be entitled to grant indemnities on behalf of the Partnership, and to make payments out of the Assets, to any Indemnified Party in each case in accordance with this Section 9.6) against any and all losses, claims, damages, liabilities, costs and expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements and other amounts (collectively, “Liabilities”) arising from any and all claims, demands, actions, suits and proceedings, whether civil, criminal, administrative or investigative, in which any Indemnified Party is or may be involved, or is threatened to be involved, as a party or otherwise, in connection with the investments and activities of the Partnership or by reason of such Person being the General Partner, or an Affiliate of the General Partner, or an officer, director, agent, shareholder or employee of the General Partner, or an Affiliate of the General Partner, or a Person who serves on the board of directors or other governing body of any member of the BIP Group, provided that no such Indemnified Party shall be so indemnified, with respect to any matter for which indemnification is sought, to the extent that a court of competent jurisdiction determines pursuant to a final and non-appealable judgment that, in respect of such matter, the Indemnified Party acted in bad faith or engaged in fraud or willful misconduct, or in the case of a criminal matter, acted with knowledge that the Indemnified Party’s conduct was unlawful. An Indemnified Party shall not be denied indemnification in whole or in part under this Section 9.6 because the Indemnified Party had an interest in the transaction with respect to which indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.
9.6.2. To the fullest extent permitted by law, amounts incurred in respect of Liabilities incurred by an Indemnified Party in defending any claim, demand, action, suit or proceeding, whether civil, criminal, administrative or investigative, shall from time to time be advanced by the Partnership prior to a determination that the Indemnified Party is not entitled to be indemnified, upon receipt by the Partnership of an undertaking by or on behalf of the Indemnified Party to repay such amount if it shall be determined that the Indemnified Party is not entitled to be indemnified as provided by the proviso of Section 9.6.1.
9.6.3. The indemnification provided by this Section 9.6 shall be in addition to any other rights to which an Indemnified Party may be entitled under any agreement (including the Master Services Agreement), as a matter of the law or otherwise, both as to actions in the Indemnified Party’s capacity as an Indemnified Party and as to actions in any other capacity, and shall continue as to any Indemnified Party who has ceased to serve in the capacity in which such Indemnified Party became entitled to indemnification under this Section 9.6, and shall inure to the benefit of such Person’s heirs, successors, assigns and administrators. The indemnification provisions of this Section 9.6 are for the benefit of the Indemnified Party, its heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Person.
9.6.4. No amendment, modification or repeal of this provision or any other provision of this Agreement shall in any manner terminate, reduce or impair the right of any past, present or future Indemnified Party to be indemnified by the Partnership or the obligations of the Partnership to indemnify any such Indemnified Party under and in accordance with the provisions of this Agreement as in effect immediately prior to such amendment, modification or repeal with respect to any claim, demand, action, suit or proceeding, whether civil, criminal, administrative or investigative, arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claim, demand, action, suit or proceeding may arise or be asserted.
9.6.5. Notwithstanding anything to the contrary in this Agreement, (i) no Indemnified Party shall be liable to the Partnership, any Partner or any other Person who has acquired an interest in a Partnership Interest for any Liabilities sustained or incurred by such Person as a result of any act or omission of the Indemnified Party, except to the extent there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that such Liabilities resulted from the Indemnified Party’s bad faith, fraud, wilful misconduct, or in the case of a criminal matter, actions with knowledge that the conduct was unlawful and (ii) any matter that is approved by a majority of the members of the Independent Committee shall not constitute a breach of this Agreement or any duties to the Partnership or to the Partners stated or implied by law or equity, including fiduciary duties.
9.6.6. To the extent that an Indemnified Party has any duties to the Partnership or to the Partners, including fiduciary duties, such Indemnified Party acting in connection with the

Partnership’s activities or affairs shall not be liable to the Partnership or to any Partner for its good faith reliance on the provisions of this Agreement.
9.6.7. Any amendment, modification or repeal of this Section 9.6 (or that otherwise affects Section 9.6) that limits its scope shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnified Parties under this Section 9.6 as in effect immediately prior to such amendment, modification or repeal with respect to any claim, demand, action, suit or proceeding, whether civil, criminal, administrative or investigative, arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claim, demand, action, suit or proceeding may arise or be asserted, provided that the Indemnified Party became an Indemnified Party hereunder prior to such amendment, modification or repeal.
9.6.8. The provisions of this Section 9.6 shall survive the dissolution of the Partnership.
9.7 Resolution of Conflicts of Interest
9.7.1. Notwithstanding anything to the contrary in this Agreement, conflicts of interest and potential conflicts of interest that are approved by a majority of the members of the Independent Committee from time to time are hereby approved by all Partners.
9.7.2. The parties acknowledge and agree that the Independent Committee may grant approvals for any matters that may give rise to a conflict of interest or potential conflict of interest pursuant to guidelines, policies or procedures that are approved by the Independent Committee from time to time (the “Conflicts Guidelines”), and if and to the extent that such matters are permitted by the Conflicts Guidelines, no further special approval will be required in connection with such matter permitted thereby.
9.8 Other Matters Concerning the General Partner
9.8.1. The General Partner may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.
9.8.2. The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the opinion (including an Opinion of Counsel) of such Persons as to matters that such General Partner reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.
9.8.3. The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of the duly authorized officers of its general partner and a duly appointed attorney or attorneys-in-fact. Each such attorney shall, to the extent provided by the General Partner in the power of attorney, have full power and authority to do and perform each and every act and duty that is permitted or required to be done by the General Partner hereunder.

9.8.4. Any standard of care or duty imposed by this Agreement or under any applicable law, rule or regulation shall be modified, waived or limited as required to permit the General Partner to act under this Agreement or any other agreement contemplated by this Agreement and to make any decision pursuant to the authority prescribed in this Agreement so long as such action is reasonably believed by the General Partner to be in, or not inconsistent with, the best interests of the Partnership.
9.9 Title to Partnership Assets
     Title to Assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner, the general partner of the General Partner, one or more of its Affiliates or one or more nominees, as the General Partner may determine. The General Partner hereby declares and warrants that any Assets for which record title is held in the name of the General Partner, its general partner or one or more of its Affiliates or one or more nominees shall be held by the General Partner, its general partner or such Affiliate or nominee for the use and benefit of the Partnership in accordance with the provisions of this Agreement; provided, however, that the General Partner shall use its reasonable efforts to cause record title to such Assets (other than those assets in respect of which the General Partner determines that the expense and difficulty of conveyancing makes transfer of record title to the Partnership impracticable) to be vested in the Partnership as soon as reasonably practicable; provided that, prior to the withdrawal or removal of the General Partner or as soon thereafter as practicable, the General Partner shall use reasonable efforts to effect the transfer of record title to the Partnership and prior to any such transfer, will provide for the use of such Assets in a manner satisfactory to the Partnership. All Assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which record title to such Partnership assets is held.
9.10 Purchase or Sale of Units
     The General Partner may cause the Partnership to purchase or otherwise acquire Units. As long as Units are held by the Partnership, such Units shall not be considered Outstanding for any purpose, except as otherwise provided herein. The General Partner or any Affiliate of the General Partner may also purchase or otherwise acquire and sell or otherwise dispose of Units for its own account, subject to the provisions of Article 13 and Article 14.
9.11 Reliance by Third Parties
     Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Partnership shall be entitled to assume that the General Partner has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Partnership and to enter into any contracts on behalf of the Partnership, and such Person shall be entitled to deal with the General Partner as if it were the Partnership’s sole party in interest, both legally and beneficially. Each Limited Partner hereby waives any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of the General Partner in connection with any such dealing. In no event shall any Person dealing with the

General Partner or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the General Partner or its representatives. Each and every certificate, document or other instrument executed on behalf of the Partnership by the General Partner or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (b) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership and (c) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.
9.12 Services
     The General Partner may cause the Partnership to appoint any Person (including any Affiliate of the General Partner) to manage the affairs of the Partnership, in accordance with the Conflicts Guidelines. Any services rendered pursuant to such appointment shall be on terms that are fair and reasonable to the Partnership, provided that the requirements of this Section 9.12 shall be deemed satisfied as to (i) any services provided under the Master Services Agreement and any agreement contemplated thereby, (ii) any transaction approved by a majority of the members of the Independent Committee, or (iv) any transaction entered into in accordance with the Conflicts Guidelines. The provisions of Section 9.3 shall apply to the rendering of services described in this Section 9.12.
ARTICLE 10
RIGHTS AND OBLIGATIONS OF LIMITED PARTNERS
10.1 Limitation of Liability
     The Limited Partners shall have no liability under this Agreement except as expressly provided in this Agreement or the Limited Partnership Act or the Exempted Partnerships Act.
     If it were determined that a Limited Partner was participating in the control or management of the Partnership or conducting the affairs of, signing or executing documents for or otherwise binding the Partnership (or purporting to do any of the foregoing) within the meaning of the Limited Partnership Act or the Exempted Partnerships Act, such Limited Partner would be liable as if it were a general partner of the Partnership in respect of all debts of the Partnership incurred while that Limited Partner was so acting or purporting to act.
10.2 Management of Partnership Affairs
     No Limited Partner (other than the General Partner or any officer, director, employee, partner, agent or trustee of the General Partner, in its capacity as such, if such Person shall also be a Limited Partner) shall take part in the management or control of the activities and affairs of the Partnership or have any right or authority to act for or bind the Partnership or to take part or in any way to interfere in the conduct or management of the Partnership or to vote on matters relating to the Partnership, to have access to the books and records of the Partnership or any other member of the BIP Group or than as required by applicable law or as set forth in this

Agreement. The transaction of any such activities or affairs by the General Partner or any officer, director, employee, partner, agent or trustee of the General Partner, in its capacity as such, shall not affect, impair or eliminate the limitations on the liability of the Limited Partners under this Agreement.
10.3 Outside Activities
     Subject to the provisions of Section 9.4, which shall continue to be applicable to the Persons referred to therein, regardless of whether such Persons shall also be Limited Partners, any Limited Partner shall be entitled to and may have interests and engage in activities in addition to activities relating to the Partnership, including interests and activities in direct competition with the Partnership or BIP. Neither the Partnership nor any of the other Partners shall have any rights by virtue of this Agreement in any ventures of any Limited Partner.
ARTICLE 11
BOOKS, RECORDS, ACCOUNTING AND REPORTS
11.1 Books, Records and Accounting
     The General Partner shall keep or cause to be kept at the principal office of the Partnership appropriate books and records with respect to the Partnership’s activities and affairs. Any books and records maintained by or on behalf of the Partnership in the regular course of its activities and undertakings, including the record of the Record Holders, books of account and records of Partnership proceedings, may be kept on information storage device, provided, that the books and records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Partnership shall be maintained, for financial reporting purposes, on an accrual basis in accordance with U.S. GAAP.
11.2 Fiscal Year
     Subject to Section 17.1.10, the first fiscal year of the Partnership shall end on December 31, 2007 and subsequent fiscal years of the Partnership shall be the calendar year; provided, however, that if the Code requires the Partnership to use a taxable year other than a calendar year then, for U.S. tax purposes, the fiscal year of the Partnership shall be such taxable year.
11.3 Delivery of Financial Statements
     The General Partner shall deliver to BIP (i) the annual financial statements of the Partnership and (ii) the accounts and financial statements of any Holding Entity or any other holding vehicle established by the Partnership.
11.4 Reports
11.4.1. Within the period of time required by applicable law, regulation or any rule of any stock exchange on which the BIP Units or other partnership interests of BIP are or will be listed for trading, the General Partner shall prepare in accordance with U.S. GAAP and make publicly available as of a date selected by the General Partner in its sole discretion financial statements of the Partnership for such fiscal year of the Partnership audited by a firm of independent public accountants of international standing selected by the General Partner as well as a statement of the accounting policies used in their preparation, such information as may be required by applicable laws and regulations and such information as the General Partner deems appropriate.
11.4.2. As and within the period of time required by any applicable law, regulation or any rule of any Securities Exchange, the General Partner shall prepare in accordance with U.S. GAAP and make publicly available quarterly financial statements of the Partnership, which may be unaudited, as may be required by applicable law, regulation or rule of any stock exchange on which the BIP Units or other partnership interests of BIP are or will be listed for trading.
ARTICLE 12
TAX MATTERS
12.1 Tax Information
     Following each taxable year of the Partnership, the General Partner shall use commercially reasonable efforts to supply each Person that was a Partner at any time during such taxable year with a Schedule K-1 (or equivalent) within ninety (90) days after the close of such taxable year and information related to the passive foreign investment company status of any non-U.S. corporation that the Partnership controls. The General Partner shall also, where reasonably possible and applicable, prepare and send such Persons (i) such other information required by any non-U.S. Limited Partner for U.S. federal income tax reporting purposes and (ii) such information as may be necessary for such Persons to file their own Canadian federal income tax returns.
12.2 Preparation of Tax Returns
     The General Partner shall arrange for the preparation and timely filing of all returns of Partnership income, gains, deductions, losses and other items required of the Partnership for U.S. federal and state income tax purposes and, where applicable, Canadian federal income tax purposes. The classification, realization and recognition of income, gain, losses and deductions and other items shall be completed on the accrual method of accounting for U.S. federal income tax purposes and in accordance with the Income Tax Act for Canadian tax purposes.
12.3 Tax Elections
     The General Partner shall determine whether to make or refrain from making the election provided for in Section 754 of the Code, and any and all other elections permitted by the tax laws of the United States, the several states, Canada and other relevant jurisdictions, in its sole discretion.

12.4 Tax Controversies
     Subject to the provisions hereof, the General Partner is designated the Tax Matters Partner (as defined in Section 6231 of the Code), and is authorized and required to represent the Partnership (at the Partnership’s expense) in connection with all examinations of the Partnership’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith. Each Partner agrees to cooperate with the General Partner and to do or refrain from doing any or all things reasonably required by the General Partner to conduct such proceedings.
12.5 Withholding
     Notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action that it determines in its sole discretion to be necessary or appropriate to cause the Partnership to comply with any withholding requirements established under the Code, the Income Tax Act or any other national, federal, state or local law including pursuant to Sections 1441, 1442, 1445 and 1446 of the Code. To the extent that the Partnership is required to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income to any Partner, the amount withheld shall be treated as a distribution of cash pursuant to Section 5.2 or Section 16.3 (as applicable) in the amount of such withholding from such Partner. To the extent an amount otherwise payable to a member of the BIP Group is required to be withheld and paid over to any taxing authority, and such withheld amount is attributable to a Partner’s ownership of Units, then such withheld amount shall be treated as a distribution of cash to such Partner pursuant to Section 5.2 or Section 16.3 (as applicable) in the amount of such withholding.
12.6 Election to be Treated as a Corporation
     Notwithstanding anything to the contrary contained herein, if the General Partner determines in its sole discretion that it is no longer in the best interests of the Partnership to continue as a partnership for U.S. federal income tax purposes, the General Partner may elect to treat the Partnership as an association or as a publicly traded partnership taxable as a corporation for U.S. federal (and applicable state) income tax purposes.
12.7 U.S. Tax Classification of the Partnership
     Prior to the General Partner making an election described in Section 12.7 hereof, it is intended that the Partnership be classified as a partnership for U.S. federal income tax purposes. In furtherance of the foregoing, and prior to the General Partner making an election described in Section 12.7, to ensure that interests in the Partnership are not traded on an established securities market within the meaning of Treasury Regulations Section 1.7704-1(b) or readily tradable on a secondary market or the substantial equivalent thereof within the meaning of Treasury Regulations Section 1.7704-1(c), notwithstanding anything to the contrary contained in this Agreement, (i) the Partnership shall not participate in the establishment of a market or the inclusion of its interests thereon, and (ii) the Partnership shall not recognize any transfer made on any market by (x) redeeming the transferor Partner (in the case of a redemption or repurchase by the Partnership) or (y) admitting the transferee as a Partner or otherwise recognizing any rights of the transferee, such as a right of the transferee to receive Partnership distributions (directly or indirectly) or to acquire an interest in the capital or profits of the Partnership.
ARTICLE 13
CERTIFICATES; RECORD HOLDERS; TRANSFERS OF PARTNERSHIP INTERESTS
13.1 Certificates
13.1.1. Upon the Partnership’s issuance of Partnership Interests of all or any classes to any Person and the request of such Person, the Partnership shall issue one or more Certificates in the name of such Person evidencing the number of such Partnership Interests being so issued. Certificates shall be executed on behalf of the Partnership by the General Partner. No Certificate evidencing the issuance of Partnership Interests shall be valid for any purpose until it has been countersigned by the General Partner.
13.1.2. Certificates may bear any legends required by applicable law or otherwise determined to be appropriate by the General Partner.
13.2 Mutilated, Destroyed, Lost or Stolen Certificates
13.2.1. If any mutilated Certificate is surrendered to the General Partner, the General Partner on behalf of the Partnership shall execute, countersign and deliver in exchange therefor, a new Certificate evidencing the same number of Partnership Interests as the Certificate so surrendered.
13.2.2. The General Partner on behalf of the Partnership shall execute, countersign and deliver a new Certificate in place of any Certificate previously issued if the Record Holder of the Certificate:
13.2.2.1 makes proof by affidavit, in form and substance satisfactory to the General Partner, that a previously issued Certificate has been lost, destroyed or stolen;
13.2.2.2 requests the issuance of a new Certificate before the Partnership has notice that the Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;
13.2.2.3 if requested by the General Partner, delivers to the Partnership a bond, in form and substance satisfactory to the General Partner, with surety or sureties and with fixed or open penalty as the General Partner may reasonably direct, in its sole discretion, to indemnify the Partnership, and the General Partner against any claim that may be made on account of the alleged loss, destruction or theft of the Certificate; and
13.2.2.4 satisfies any other reasonable requirements imposed by the General Partner.

13.2.3. If a Record Holder fails to notify the Partnership within a reasonable time after he has notice of the loss, destruction or theft of a Certificate, and a transfer of the Partnership Interests represented by the Certificate is registered before the Partnership or the General Partner receives such notification, the Record Holder shall be precluded from making any claim against the Partnership or the General Partner for such transfer or for a new Certificate.
13.2.4. As a condition to the issuance of any new Certificate under this Section 13.2, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses reasonably connected therewith.
13.3 Record Holder
     In accordance with Section 13.5.2, the Partnership shall be entitled to recognize the Record Holder as the Limited Partner with respect to any Units and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such Units on the part of any other Person, whether or not the Partnership shall have actual or other notice thereof, except as otherwise provided by applicable law or regulation. Without limiting the foregoing, when a Person (such as a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing) is acting as nominee, agent or in some other representative capacity for another Person in acquiring and/or holding Units, as between the Partnership on the one hand and such other Person on the other hand, such representative Person shall be the Record Holder of such Partnership Interest. A Person may become a Record Holder without the consent or approval of any Partner.
13.4 Transfer Generally
13.4.1. The term “transfer”, when used in this Agreement with respect to a Partnership Interest, shall be deemed to refer to a transaction by (i) which the General Partner assigns its General Partner Units to another Person or (ii) by which the holder of a Unit assigns such Unit to another Person, and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition by law or otherwise.
13.4.2. No Partnership Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article 13. Any transfer or purported transfer of a Partnership Interest not made in accordance with this Article 13 shall be null and void.
13.4.3. Nothing contained in this Agreement shall be construed to prevent the parent entity of the General Partner from disposing of all of the issued and outstanding capital stock of the General Partner.
13.5 Registration and Transfer of Units
13.5.1. The General Partner shall cause to be kept at its registered office in Bermuda on behalf of the Partnership a register in which, subject to such reasonable regulations as it may prescribe and subject to the provisions of Section 13.5.2, the General Partner will provide for the registration and transfer of Units. The Partnership shall not recognize transfers of Certificates representing Units unless such transfers are effected in the manner described in this Section 13.5. Upon surrender for registration of transfer of any Units evidenced by a Certificate, and subject to the provisions of Section 13.5.2, the General Partner on behalf of the Partnership shall execute, countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder’s instructions, one or more new Certificates evidencing the same aggregate number of Units as was evidenced by the Certificate so surrendered.
13.5.2. Except as otherwise provided in Article 14, the Partnership shall not recognize any transfer of Units until the Certificates evidencing such Units are surrendered for registration of transfer.
13.5.3. Subject to (i) the foregoing provisions of this Section 13.5; (ii) Section 13.3; (iii) Section 13.7; (iv) with respect to any class or series of Units, the provisions of any statement of designations or amendment to this Agreement establishing such class or series; (v) any contractual provisions binding on any Limited Partner; (vi) Section 12.7; and (vii) provisions of applicable law including the Limited Partnership Act and the Exempted Partnerships Act, Units shall be freely transferable.
13.5.4. The General Partner may, in its sole discretion and without giving a reason, refuse to register a transfer of any Unit in Certificated form which is not fully paid or on which the Partnership has a lien.
13.6 Transfer of General Partner Units
13.6.1. The General Partner may transfer its General Partner Units as the General Partner to a single transferee (including upon its merger, consolidation or other combination into any other Person or the transfer by it of all or substantially all of its assets to another Person) if, but only if, (i) the transferee agrees to assume and be bound by the provisions of this Agreement and (ii) the Partnership receives an Opinion of Counsel that such transfer (or merger, consolidation or combination) would not result in the loss of limited liability of any Limited Partner or of any limited partner of BIP or cause the Partnership or BIP to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for tax purposes (to the extent not previously treated as such).
13.6.2. In the case of a transfer pursuant to this Section 13.6, the transferee or successor (as the case may be) shall be admitted to the Partnership as the General Partner immediately after the transfer of the Partnership Interests, and the Partnership shall continue without dissolution.
13.6.3. The Parties agree that no transfer under this Section 13.6 will occur without the notification to and approval of the relevant Bermuda regulatory authorities in accordance with Bermuda law.

13.7 Restrictions on Transfers
     Notwithstanding the other provisions of this Article 13, no transfer of any Partnership Interest shall be made if such transfer would (a) violate the then applicable securities laws or rules and regulations of any securities commission of any jurisdiction or any other governmental authorities with jurisdiction over such transfer, (b) result in the taxation of the Partnership as an association taxable as a corporation or otherwise subject the Partnership to entity-level taxation for tax purposes (in either case, for U.S. tax purposes, to the extent not otherwise elected by the General Partner pursuant to Section 12.6 to be treated as such) or (c) affect the Partnership’s existence or qualification as an exempted limited partnership under the Limited Partnership Act or Exempted Partnerships Act.
ARTICLE 14
ADMISSION OF ADDITIONAL OR SUCCESSOR PARTNERS
14.1 Admission of Additional Limited Partners
14.1.1. By acceptance of the transfer of any Units or the issuance of any Units in accordance with this Agreement, each Person to whom a Unit is transferred or issued (including any nominee holder or an agent or representative acquiring such Units for the account of another Person) shall:
14.1.1.1 be admitted to the Partnership as a Limited Partner with respect to the Units so transferred or issued to such Person when any such transfer or issuance is reflected in the books and records of the Partnership, with or without execution of this Agreement;
14.1.1.2 become bound by, and shall be deemed to have agreed to be bound by, the terms of this Agreement;
14.1.1.3 shall become the Record Holder of the Units so transferred or issued;
14.1.1.4 represents that the transferee or other recipient has the capacity, power and authority to enter into this Agreement;
14.1.1.5 be deemed to grant the powers of attorney set forth in this Agreement; and
14.1.1.6 be deemed to make the consents and waivers contained in the Agreement, including with respect to the approval of the transactions and agreements entered into in connection with the formation of the Partnership and the Spin-Off.
14.1.2. The transfer of any Unit and/or the admission of any new Limited Partner to the Partnership will not constitute any amendment to this Agreement. A Person may become a Record Holder without the consent or approval of any of the Partners. A Person may not become a Limited Partner without acquiring a Unit.

14.1.3. Any transfer of a Unit shall not entitle the transferee to share in the profits and losses, to receive distributions, to receive allocations of income, gain, loss, deduction or credit or any similar item or to any other rights to which the transferor was entitled until the transferee becomes a Limited Partner and a party to this Agreement pursuant to this Article 14.
14.2 Admission of Successor General Partner
     A successor general partner approved pursuant to Sections 15.1 or 15.2 or the transferee of or successor to the General Partner Units pursuant to Section 13.6 shall be admitted to the Partnership as the general partner, subject to the requirements of the Limited Partnership Act and the Exempted Partnerships Act, effective immediately prior to the withdrawal or removal of the General Partner pursuant to Sections 15.1 or 15.2 or immediately after the transfer of the General Partner’s General Partner Units pursuant to Section 13.6. Any such successor shall conduct the affairs of the Partnership without dissolution. In each case, the admission shall be subject to the successor general partner executing and delivering to the Partnership an acceptance of all of the terms and conditions of this Agreement and such other documents or instruments as may be required to effect the admission. Any such successor is hereby authorized to and shall, subject to the terms hereof conduct the affairs of the Partnership without dissolution.
ARTICLE 15
WITHDRAWAL OR REMOVAL OF PARTNERS
15.1 Withdrawal of the General Partner
15.1.1. The General Partner shall be deemed to have withdrawn from the Partnership upon the occurrence of any one of the following events (each such event herein referred to as an “Event of Withdrawal”):
15.1.1.1 the General Partner voluntarily withdraws from the Partnership by giving 90 days advance written notice to the other Partners;
15.1.1.2 the General Partner transfers all of its rights as General Partner pursuant to Section 13.6;
15.1.1.3 the General Partner is removed pursuant to Section 15.2;
15.1.1.4 the General Partner (a) makes a general assignment for the benefit of creditors; (b) files a voluntary bankruptcy petition; (c) files a petition or answer seeking for itself a reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any law; (d) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the General Partner in a proceeding of the type described in Sections (a)-(c) of this Section 15.1.1.4; or (e) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of the General Partner or of all or any substantial part of its properties;

15.1.1.5 a final and non-appealable judgment is entered by a court with appropriate jurisdiction ruling that the General Partner is bankrupt or insolvent, or a final and non-appealable order for relief is entered by a court with appropriate jurisdiction against the General Partner, in each case under any federal or state bankruptcy or insolvency laws as now or hereafter in effect; or
15.1.1.6 a certificate of dissolution or its equivalent is filed for the General Partner, or 90 days expire after the date of notice to the General Partner of revocation of its charter without a reinstatement of its charter, under the laws of its state of incorporation.
15.1.2. If an Event of Withdrawal specified in Sections 15.1.1.4, 15.1.1.5 or 15.1.1.6 occurs or is expected, the withdrawing General Partner shall give notice as soon as reasonably practicable to the Limited Partners. The Partners hereby agree that only the Events of Withdrawal described in this Section 15.1 shall result in the withdrawal of the General Partner from the Partnership.
15.1.3. Withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall not constitute a breach of this Agreement under the following circumstances: (i) the General Partner voluntarily withdraws by giving at least 90 days’ advance notice to the Limited Partners, such withdrawal to take effect on the date specified in such notice; or (ii) at any time that the General Partner ceases to be a general partner pursuant to Section 15.1.1.2 or is removed pursuant to Section 15.2.
15.1.4. If the General Partner gives a notice of withdrawal pursuant to Sections 15.1.1.1 or 15.1.2, holders of at least a majority of the voting power of the Outstanding Units (excluding for purposes of such determination Units owned by the General Partner or any other member of the BAM Group) may, prior to the effective date of such withdrawal, elect a successor general partner. If, prior to the effective date of the General Partner’s withdrawal, a successor is not selected by the Limited Partners as provided herein or the Partnership does not receive a Withdrawal Opinion of Counsel, the Partnership shall be dissolved in accordance with Section 16.2. Any such successor general partner shall be subject to the provisions of Section 14.2.
15.2 Removal of the General Partner
     The General Partner may be removed if (i) such removal is approved by holders of at least two-thirds of the voting power of the Outstanding Class A Units; and (ii) the Partnership receives a Withdrawal Opinion of Counsel. Any such action by such holders of Class A Units for removal of the General Partner must also provide for the election and succession of a new general partner. Such removal shall be effective immediately following the admission of the successor general partner pursuant to Article 14. The removal of the General Partner is subject to the approval of the successor general partner by holders of a majority of the voting power of the Outstanding Class A Units. Any such successor general partner shall be subject to the provisions of Section 14.2.

15.3 Interest of Departing General Partner and Successor General Partner
15.3.1. In the event of (i) withdrawal of the General Partner under circumstances where such withdrawal does not violate this Agreement or (ii) removal of the General Partner by the Limited Partners under circumstances where Cause does not exist, the Departing General Partner shall, at its option exercisable prior to the effective date of the departure of such Departing General Partner, promptly receive from its successor in exchange for its General Partner Units an amount in cash equal to the fair market value of the General Partner Units, such amount to be determined and payable as of the effective date of its departure. If the General Partner is removed by the Limited Partners under circumstances where Cause exists or if the General Partner withdraws under circumstances where such withdrawal violates this Agreement, its successor shall have the option described in the immediately preceding sentence, and the Departing General Partner shall not have such option.
15.3.2. For purposes of this Section 15.3.2, the fair market value of the Departing General Partner’s General Partner Units shall be determined by agreement between the Departing General Partner and its successor or, failing agreement within 30 days after the effective date of such Departing General Partner’s departure, by an independent investment banking firm or other independent expert selected by the Departing General Partner and its successor, which, in turn, may rely on other experts and the determination of which shall be conclusive as to such matter. If such parties cannot agree upon one independent investment banking firm or other independent expert within 45 days after the effective date of such departure, then the Departing General Partner shall designate an independent investment banking firm or other independent expert, the Departing General Partner’s successor shall designate an independent investment banking firm or other independent expert, and such firms or experts shall mutually select a third independent investment banking firm or independent expert, which shall determine the fair market value of the Units. In making its determination, such independent investment banking firm or other independent expert shall consider the Partnership’s assets, the rights and obligations of the General Partner and other factors it may deem relevant.
15.3.3. If the General Partner Units are not acquired in the manner set forth in Section 15.3.1, the Departing General Partner shall become a Limited Partner and the General Partner Units shall be converted into Units pursuant to a valuation made by an investment banking firm or other independent expert selected pursuant to Section 15.3.1, without reduction in such Partnership Interest (but subject to proportionate dilution by reason of the admission of its successor).
15.4 Withdrawal of Limited Partners
     No Limited Partner shall have any right to withdraw from the Partnership; provided, however, that when a transferee of a Limited Partner’s Units becomes a Record Holder, such transferring Limited Partner shall cease to be a Limited Partner with respect to the Units so transferred.

ARTICLE 16
TERMINATION OF THE PARTNERSHIP
16.1 Dissolution
     Subject to Section 16.2, the Partnership shall dissolve and its affairs shall be wound up, upon:
16.1.1. the service of notice by the General Partner, with the approval of a majority of the members of the Independent Committee, that in the opinion of the General Partner the coming into force of any law, regulation or binding authority renders illegal or impracticable the continuation of the Partnership;
16.1.2. the election of the General Partner, if the Partnership, as determined by the General Partner, is required to register as an “investment company” under the U.S. Investment Company Act of 1940, as amended, or similar legislation in other jurisdictions;
16.1.3. the date that the General Partner withdraws from the Partnership without satisfying Section 15.1;
16.1.4. the date on which any court of competent jurisdiction enters a decree of judicial dissolution of the Partnership or an order to wind up or liquidate the General Partner; and
16.1.5. the date on which the General Partner decides to dispose of, or otherwise realize proceeds in respect of, all or substantially all of the Assets in a single transaction or series of transactions.
16.2 Reconstitution of Partnership
     The Partnership shall not dissolve pursuant to Section 16.1.3 or Section 16.1.4, and the Partnership shall be reconstituted and continue without dissolution, if within 30 days of the date of dissolution (and provided that a notice of dissolution with respect to the Partnership has not been provided to the Bermuda Monetary Authority), a new general partner which is a member of the BAM Group executes a transfer deed pursuant to which the new general partner assumes the rights and undertakes the obligations of the original general partner, but only if the Partnership receives an Opinion of Counsel that the admission of the new general partner will not result in the loss of limited liability of any Limited Partner.
16.3 Liquidation
     Upon dissolution of the Partnership, unless the Partnership is continued under an election to reconstitute and continue the Partnership pursuant to Section 16.2, the General Partner shall act, or cause one or more Persons to act, as the Liquidator. The Liquidator (if other than the General Partner) shall be entitled to receive such compensation for its services as may be approved by a majority of the members of the Independent Committee. If the General Partner is acting as the Liquidator, it shall not be entitled to receive any additional compensation for acting in such capacity. The Liquidator shall agree not to resign at any time without 15 days’ prior notice and (if other than the General Partner) may be removed at any time, with or without cause, by notice of removal approved by a majority of the members of the Independent Committee. Upon dissolution, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and duties of the original Liquidator) shall within 30 days thereafter be approved by a majority of the members of the Independent Committee. The right to approve a successor or substitute Liquidator in the manner provided herein shall be deemed to refer also to any such successor or substitute Liquidator approved in the manner herein provided. Except as expressly provided in this Section 16.3, the Liquidator approved in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the General Partner under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers) to the extent necessary or desirable in the good faith judgment of the Liquidator to carry out the duties and functions of the Liquidator hereunder for and during such period of time as shall be reasonably required in the good faith judgment of the Liquidator to complete the winding-up and liquidation of the Partnership as provided for herein. The Liquidator shall proceed to dispose of the Assets, discharge its liabilities, and otherwise wind up its affairs in such manner and over such period as the Liquidator determines to be in the best interest of the Partners, subject to applicable laws and the following:
16.3.1. the Assets may be disposed of by public or private sale or by distribution in kind to one or more Partners on such terms as the Liquidators and such Partners or Partners may agree; if any property is distributed in kind, the Partner receiving the property shall be deemed for purposes of Section 16.3.3 to have received cash equal to its fair market value; and contemporaneously therewith, appropriate cash distributions must be made to the other Partners; the Liquidator may distribute the Assets, in whole or in part, in kind if it determines that a sale would be impractical or would cause undue loss to the Partners; the Liquidator may defer liquidation of the Assets for a reasonable time it determines that an immediate sale or distribution of all or some of the Assets would be impractical or would cause undue loss to the Partners;
16.3.2. liabilities of the Partnership, including amounts owed to the Liquidator as compensation for serving in such capacity (subject to the terms of Section 16.3) and amounts to Partners otherwise than in respect of their distribution rights under Section 5.2, shall be discharged; with respect to any liability that is contingent, conditional or unmatured or is otherwise not yet due and payable, the Liquidator shall either settle such claim for such amount as it thinks appropriate or establish a reserve of cash or other assets to provide for its payment; when paid, any unused portion of the reserve shall be distributed as additional liquidation proceeds; and
16.3.3. by the end of the taxable year in which the liquidation of the Partnership occurs (or, if later, within 90 days after the date of such liquidation), all property and cash in excess of that required to discharge liabilities of the Partnership pursuant to Section 16.3.2 shall be distributed to the Partners as provided in this Section 16.3.3:
16.3.3.1 an amount equal to the amount of cash or property held by the Partnership at such time, that is attributable to a realization event occurring prior to the date of an event specified in Section 16.1 and that has not been deemed by the General Partner as Capital Surplus shall be distributed in accordance with Section 5.2.2 as if such distribution were a distribution occurring prior to dissolution;
16.3.3.2 an amount equal to the amount of cash or property held by the Partnership at such time, that is attributable to a realization event occurring prior to the date of an event specified in Section 16.1 and that has been deemed by the General Partner as Capital Surplus shall be distributed in accordance with Section 5.2.3 as if such distribution were a distribution occurring prior to dissolution; and
16.3.3.3 all other cash and property of the Partnership shall be distributed to the Partners as follows:
16.3.3.3.1 first, 100% to BIP until BIP has received pursuant to this Section 16.3.3.3.1 an amount equal to the excess of (1) the amount of BIP’s outlays and expenses incurred during the term of the Partnership, over (2) the aggregate amount of distributions received by BIP pursuant to Section 5.2.2.1;
16.3.3.3.2 second, to the Partners pro rata in proportion to the Unrecovered Capital Amounts attributable to the Units and General Partner Units held by the Partners until the Unrecovered Capital Amount attributable to each Unit and General Partner Unit is equal to zero;
16.3.3.3.3 third, to the Partners pro rata in proportion to their respective Percentage Interests until there has been distributed pursuant to this Section 16.3.3.3.3 in respect of each Unit Outstanding an amount equal to the excess of (1) the First Distribution Threshold for each Quarter during the period beginning on the date the Capital Amount in respect of each Unit and General Partner Unit was last adjusted pursuant to Section 3.5.3 and ending on the date of distribution pursuant to this Section 16.3.3.3.3, over (2) the aggregate amount of distributions (if any) made in respect of a Unit pursuant to Section 5.2.2.2 during such period of time;
16.3.3.3.4 fourth, 15% to the General Partner and 85% to the Partners, pro rata in proportion to their respective Percentage Interests, until there has been distributed pursuant to this Section 16.3.3.3.4 in respect of each Unit Outstanding an amount equal to the excess of (1) the Second Distribution Threshold less the First Distribution Threshold for each Quarter during the period beginning on the date the Capital Amount in respect of each Unit and General Partner Unit was last adjusted pursuant to Section 3.5.3 and ending on the date of distribution pursuant to this Section 16.3.3.3.4, over (2) the aggregate amount of distributions (if any) made in respect of a Unit pursuant to Section 5.2.2.3 during such period of time; and

16.3.3.3.5 thereafter, 25% to the General Partner and 75% to the Partners, pro rata in proportion to their respective Percentage Interests.
16.4 Distributions in Kind
     Notwithstanding the provisions of Section 16.3, which require the liquidation of the Assets, but subject to the order of priorities set forth therein, if prior to or upon dissolution of the Partnership, the Liquidator determines that an immediate sale of part or all of the Assets would be impractical or would cause undue loss to the Partners, the Liquidator may, in its absolute discretion, defer for a reasonable time the liquidation of any assets except those necessary to satisfy liabilities of the Partnership (including those to Partners as creditors) and/or distribute to the Partners or to specific classes of Partners, in lieu of cash, as tenants in common and in accordance with the provisions of Section 16.3, undivided interests in such Assets as the Liquidator deems not suitable for liquidation. Any such distributions in kind shall be made only if, in the good faith judgment of the Liquidator, such distributions in kind are in the best interest of the Limited Partners, and shall be subject to such conditions relating to the disposition and management of such properties as the Liquidator deems reasonable and equitable and to any agreements governing the operation of such properties at such time. The Liquidator shall determine the fair market value of any property distributed in kind using such reasonable method of valuation as it may adopt.
16.5 Cancellation of Certificate of Limited Partnership
     Upon the completion of the distribution of Partnership cash and property as provided in Sections 16.3 and 16.4, the Partnership shall be terminated and the Certificate of Limited Partnership and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than Bermuda shall be cancelled and such other actions as may be necessary to terminate the Partnership shall be taken.
16.6 Reasonable Time for Winding Up
     A reasonable time shall be allowed for the orderly winding up of the activities and affairs of the Partnership and the liquidation of its assets pursuant to Section 16.3 in order to minimize any losses otherwise attendant upon such winding up, and the provisions of this Agreement shall remain in effect between the Partners during the period of liquidation.
16.7 Return of Capital
     The General Partner shall not be personally liable for, and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate, the return of the Capital Contributions of the Limited Partners, or any portion thereof, it being expressly understood that any such return shall be made solely from Assets.
16.8 No Capital Account Restoration
     No Partner shall have any obligation to restore any negative balance in its Capital Account upon liquidation of the Partnership.

16.9 Waiver of Partition
     Each Partner hereby waives any right to partition of the Partnership property.
ARTICLE 17
AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS; RECORD DATE
17.1 Amendment to be Adopted Solely by General Partner
     Subject to compliance with the requirements of the Limited Partnership Act and the Exempted Partnerships Act, each Limited Partner agrees that the General Partner (pursuant to its powers of attorney from the Limited Partners), without the approval of any Limited Partner, may amend any provision of this Agreement, and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:
17.1.1. a change in the name of the Partnership, the location of the registered office of the Partnership, the registered agent of the Partnership or the registered office of the Partnership;
17.1.2. admission, substitution, withdrawal or removal of Partners in accordance with this Agreement;
17.1.3. a change that the General Partner determines is reasonable and necessary or appropriate to qualify or continue the qualification of the Partnership as an exempted limited partnership under Bermuda law or a partnership in which the limited partners have limited liability under the laws of any jurisdiction or that is necessary or advisable in the opinion of the General Partner to ensure that the Partnership will not be treated as an association taxable as a corporation or otherwise taxed as an entity for tax purposes;
17.1.4. an amendment that the General Partner determines to be necessary or appropriate to address changes in tax regulations, legislation or interpretation;
17.1.5. an amendment that is necessary, in the Opinion of Counsel, to prevent the Partnership or the General Partner or its directors or officers from in any manner being subjected to the provisions of the U.S. Investment Company Act of 1940, as amended, or similar legislation in other jurisdictions;
17.1.6. an amendment that the General Partner determines in its sole discretion to be necessary or appropriate in connection with the creation, authorization or issuance of any class or series of Partnership Interests or options, rights, warrants or appreciation rights relating to Partnership Interests pursuant to Section 3.5;
17.1.7. any amendment expressly permitted in this Agreement to be made by the General Partner acting alone;
17.1.8. an amendment effected, necessitated or contemplated by a Merger Agreement approved in accordance with Section 18.3;

17.1.9. any amendment that in the sole discretion of the General Partner is necessary or appropriate to reflect and account for the formation of the Partnership of, or its investment in, any corporation, partnership, joint venture, limited liability company or other entity, as otherwise permitted by the Agreement;
17.1.10. a change in the Partnership’s fiscal year and related changes;
17.1.11. any amendment concerning the computation or allocation of specific items of income, gain, expense or loss among the Partners that, in the sole discretion of the General Partner, is necessary or appropriate to (w) comply with the requirements of the Code and Treasury Regulations (including the requirements of Section 704(b) and Section 704(c) of the Code and the Treasury Regulations promulgated thereunder), (x) comply with the requirements of the Income Tax Act, (y) reflect the Partners’ interests in the Partnership or (z) consistently reflect the distributions made by the Partnership to the Partners pursuant to the terms of this Agreement; or
17.1.12. any other amendments substantially similar to matters described in Section 17.1.1 through 17.1.11.
     In addition, the General Partner may make amendments to this Agreement without the approval of any Limited Partner if those amendments, in the discretion of the General Partner:
17.1.13. do not adversely affect the Limited Partners considered as a whole (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect;
17.1.14. are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any governmental agency or judicial authority;
17.1.15. are necessary or appropriate for any action taken by the General Partner relating to splits or combinations of Units under the provisions of the Agreement; or
17.1.16. are required to effect the intent expressed in the Registration Statement or the intent of the provisions of this Agreement or are otherwise contemplated by this Agreement.
17.2 Amendment Procedures
     Except as provided in Sections 17.1 and 17.3, all amendments to this Agreement shall be made in accordance with the following procedures:
17.2.1.	amendments to this Agreement may only be proposed by or with the consent of the General Partner, provided that the General Partner shall have no duty or obligation to propose any amendment to this Agreement and may decline to do so free of any fiduciary duty or obligation whatsoever to the Partnership or any Limited Partner and, in declining to propose an amendment to the fullest extent permitted by law, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any other agreement contemplated hereby or under the Limited Partnership Act or any other law, rule or regulation or at equity;

17.2.2.	a proposed amendment shall be effective upon its approval by the General Partner and, where required under this Agreement or by the Limited Partnership Act, on the consent, vote or approval of the amendment by the holders of a majority of the voting power of Outstanding Units.
17.3 Amendment Requirements
17.3.1. Notwithstanding the provisions of Sections 17.1 and 17.2, no provision of this Agreement that establishes a percentage of the voting power of the Outstanding Units required to take any action shall be amended, altered, changed, repealed or rescinded in any respect that would have the effect of reducing such voting requirement unless such amendment is approved by the written consent or the affirmative vote of the voting power of Outstanding Units whose aggregate Outstanding Units constitute voting power not less than the voting requirement sought to be reduced.
17.3.2. Notwithstanding the provisions of Sections 17.1 and 17.2, no amendment to this Agreement may (i) enlarge the obligations of any Limited Partner without its consent unless such shall be deemed to have occurred as a result of any amendment approved pursuant to Section 17.3.3, or (ii) enlarge the obligations, restrict in any way any action by or rights of or reduce in any way the amounts distributable, reimbursable or otherwise payable by the Partnership to the General Partner or any of its Affiliates without its consent, which may be given or withheld in its sole discretion.
17.3.3. Except as otherwise provided, and without limitation of the General Partner’s authority to adopt amendments to this Agreement as contemplated in Section 17.1, the General Partner may amend the Partnership Agreement without the approval of holders of Outstanding Partnership Interests, except that any amendment that would have a material adverse effect on the rights or preferences of any class of Outstanding Units in relation to other classes of Partnership Interests must be consented to or approved by the holders of at least a majority of the Outstanding Partnership Interests of the class affected.
17.3.4. Notwithstanding any other provision of this Agreement, except for amendments pursuant to Section 17.1, no amendments shall become effective without the approval of at least 90% of the voting power of the Outstanding Units unless the Partnership obtains an Opinion of Counsel to the effect that (a) such amendment will not cause the Partnership to be treated as an association taxable as a corporation or otherwise taxable as an entity for tax purposes (provided that for U.S. tax purposes the General Partner has not made the election contemplated by Section 12.6) and (b) such amendment will not affect the limited liability of any Limited Partner or any limited partner of BIP under applicable law; however, that no such opinion shall be required in connection with an election described in Section 12.6 made by the General Partner or in connection with a transfer following such election.

17.3.5. This Section 17.3 shall only be amended with the approval of not less than 90% of the Outstanding Units.
17.4 Meetings
     All acts of Limited Partners to be taken hereunder shall be taken in the manner provided in this Article 17. Special meetings of the Limited Partners may be called by the General Partner or by Limited Partners owning 50% or more of the voting power of the Outstanding Partnership Interests of the class or classes for which a meeting is proposed, provided that, for this purpose, the Partnership Interests Outstanding shall not include Partnership Interests owned by the General Partner or any other member of the BAM Group. (For the avoidance of doubt, the Class A Units and the Redemption-Exchange Units shall not constitute separate classes for this purpose.) Limited Partners shall call a special meeting by delivering to the General Partner one or more requests in writing stating that the signing Limited Partners wish to call a special meeting and indicating the general or specific purposes for which the special meeting is to be called. Within 60 days after receipt of such a call from Limited Partners or within such greater time as may be reasonably necessary for the Partnership to comply with any statutes, rules, regulations, listing, agreements or similar requirements governing the holding of a meeting or the solicitation of proxies for use at such a meeting, the General Partner shall send a notice of the meeting to the Limited Partners. A meeting shall be held at a time and place (outside of Canada) determined by the General Partner on a date not less than 10 days and not more than 60 days after the mailing of notice of the meeting. Limited Partners shall not vote on matters that would cause the Limited Partners to be deemed to be taking part in the management and control of the affairs of the Partnership so as to jeopardize the Limited Partners’ limited liability under the Limited Partnership Act or the law of any other jurisdiction in which the Partnership is qualified to conduct activities and affairs.
17.5 Notice of Meeting
     Notice of a meeting called pursuant to Section 17.4 shall be given to the Record Holders of the class or classes of Partnership Interests in writing by mail or other means of written communication in accordance with Section 19.2. The notice shall be deemed to have been given at the time when deposited in the mail or sent by other means of written communication. In addition, notices of meetings pursuant to Section 17.4 shall be delivered, announced and/or published to the extent required for the Partnership to comply with applicable law and regulations.
17.6 Record Date
     For purposes of determining the Limited Partners entitled to notice of and participation in or to vote at a meeting of the Limited Partners or to provide consents or give approvals to any action by the Partnership as provided in Section 17.11 without a meeting as provided in Section 17.10, the General Partner may set a Record Date, which shall not be less than 10 nor more than 60 days before (a) the date of the meeting (unless such requirement conflicts with any applicable law, rule or regulation, in which case the applicable law, rule or regulation shall govern) or (b) in the event that approvals to any action by the Partnership are sought without a meeting, the date by which Limited Partners are requested in writing by the General Partner to provide such approvals.
17.7 Adjournment
     When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting and a new Record Date need not be fixed if the time and place thereof are announced at the meeting at which the adjournment is taken, unless such adjournment shall be for more than 45 days. At the adjourned meeting, the Partnership may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 45 days or if a new Record Date is fixed for the adjourned meeting, a notice of the adjourned meeting and/or the new Record Date, as applicable, shall be given in accordance with this Article 17.
17.8 Quorum
     A majority of the Outstanding Units of the class or classes for which a meeting has been called (including Units held by the General Partner) represented in person or by proxy shall constitute a quorum at a meeting of Limited Partners of such class or classes unless any such action by the Limited Partners requires approval by Limited Partners holding a greater percentage of the voting power of such Units, in which case the quorum shall be such greater percentage. At any meeting of the Limited Partners duly called and held in accordance with this Agreement at which a quorum is present, the act of Limited Partners holding Outstanding Units that in the aggregate represent a majority of the Outstanding Units entitled to vote and be present in person or by proxy at such meeting shall be deemed to constitute the act of all Limited Partners, unless a greater or different percentage is required with respect to such action under the provisions of this Agreement, in which case the act of the Limited Partners holding Outstanding Units that in the aggregate represent at least such greater or different percentage shall be required. The Limited Partners present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough Limited Partners to leave less than a quorum, if any action taken (other than adjournment) is approved by the required percentage of the voting power of Outstanding Units specified in this Agreement (including Outstanding Units deemed owned by the General Partner). In the absence of a quorum, any meeting of Limited Partners may be adjourned from time to time by the affirmative vote of Units holding at least a majority of the voting power of the Outstanding Units entitled to vote at such meeting (including Outstanding Units deemed owned by the General Partner) represented either in person or by proxy, but no other business may be transacted, except as provided in Section 17.7.
17.9 Conduct of Meeting
     The General Partner shall have full power and authority concerning the manner of conducting any meeting of the Limited Partners or solicitation of consents or approvals in writing, including the determination of Persons entitled to vote, the existence of a quorum, the satisfaction of the requirements of Section 17.4, the conduct of voting, the validity and effect of any proxies and the determination of any controversies, votes or challenges arising in connection with or during the meeting or voting. The General Partner shall designate a Person to serve as chairman of any meeting and shall further designate a Person to take the minutes of any meeting, in either case including a Partner or a director or officer of the General Partner. All minutes shall be kept with the records of the Partnership maintained by the General Partner. The General Partner may make such other regulations consistent with applicable law and this Agreement as it may deem advisable concerning the conduct of any meeting of the Limited Partners or solicitation of approvals in writing, including regulations in regard to the appointment of proxies, the appointment and duties of inspectors of votes and approvals, the submission and examination of proxies and other evidence of the right to vote, and the revocation of consents or approvals in writing.
17.10 Action Without a Meeting
     If authorized by the General Partner, any action that may be taken at a meeting of the Limited Partners may be taken without a meeting if (i) written consent to such action is solicited by or on behalf of the General Partner and (ii) an approval in writing setting forth the action to be taken is signed by Limited Partners owning not less than the minimum percentage of the Outstanding Units that would be necessary to authorize or take such action at a meeting at which all the Limited Partners were present and voted. Prompt notice of the taking of action by written consent or without a meeting shall be given to the Limited Partners who have not approved in writing. The General Partner may specify that any written ballot from Limited Partners for the purpose of taking any action without a meeting shall be returned to the Partnership within the time period, which shall be not less than 20 days, specified by the General Partner. If a ballot returned to the Partnership does not vote all of the Units held by the Limited Partner, the Partnership shall be deemed to have failed to receive a ballot for the Units that were not voted.
17.11 Voting and Other Rights
17.11.1. Only those Record Holders of Units on the Record Date set pursuant to Section 17.6 (and also subject to the limitations contained in the definition of “Outstanding”) shall be entitled to notice of, and to vote at, a meeting of Partners or to act with respect to matters as to which the holders of the Outstanding Units have the right to vote or to act. All references in this Agreement to votes, consents or approvals of, or other acts that may be taken by, the Outstanding Units shall be deemed to be references to the votes, consents, approvals or acts of the Record Holders of such Outstanding Units.
17.11.2. Each Outstanding Unit shall entitle the holder thereof to one vote for the purposes of any approval at a meeting of Limited Partners or by written consent, provided that Redemption-Exchange Unitholders will only be entitled to a maximum number of votes equal to 49% of the total voting power of all Outstanding Units.
17.11.3. With respect to Units that are held for a Person’s account by another Person, in whose name such Units are registered, such other Person shall, in exercising the voting or consent rights in respect of such Units on any matter, and unless the arrangement between such Persons provides otherwise, vote such Units in favor of, and at the direction of, the Person who is the beneficial owner, and the Partnership shall be entitled to assume it is so acting without further inquiry. The provisions of this Section 17.11.3 (as well as all other provisions of this Agreement) are subject to the provisions of Section 13.3.
ARTICLE 18
MERGER
18.1 Authority
     The Partnership may merge or consolidate with one or more corporations, business trusts or associations, real estate investment trusts, common law trusts or unincorporated businesses, including a general partnership or limited partnership, formed under the laws of any jurisdiction, pursuant to a written agreement of merger or consolidation (“Merger Agreement”) in accordance with this Article 18.
18.2 Procedure for Merger, Consolidation or Other Combination
     Merger, consolidation or other combination of the Partnership pursuant to this Article 18 requires the prior approval of the General Partner; provided, however, that, to the fullest extent permitted by law, the General Partner shall have no duty or obligation to consent to any merger, consolidation or other combination of the Partnership and, to the fullest extent permitted by law, may decline to do so free of any duty (including any fiduciary duty) or obligation whatsoever to the Partnership, any Limited Partner or any other Person bound by this Agreement and, in declining to consent to a merger, consolidation or other combination, shall not be required to act pursuant to any other standard imposed by this Agreement, any other Agreement contemplated hereby or under the Limited Partnership Act or the Exempted Partnerships Act or any other law, rule or regulation or at equity. If the General Partner shall determine, in the exercise of its sole discretion, to consent to the merger or consolidation, the General Partner shall approve the Merger Agreement, which shall set forth:
18.2.1.	the names and jurisdictions of formation or organization of each of the entities proposing to merge or consolidate;

18.2.2.	the names and jurisdictions of formation or organization of the entity that is to survive the proposed merger or consolidation (the “Surviving Entity”);

18.2.3.	the terms and conditions of the proposed merger or consolidation;

18.2.4.	the manner and basis of exchanging or converting the equity securities of each constituent entity for, or into, cash, property or general or limited partnership interests, rights, securities or obligations of the Surviving Entity;

18.2.5.	(i) if any general or limited partnership interests, securities or rights of any constituent entity are not to be exchanged or converted solely for, or into, cash, property or general or limited partnership interests, rights, securities or obligations of the Surviving Entity, the cash, property or general or limited partnership interests, rights, securities or obligations of any limited partnership, corporation, trust or other entity (other than the Surviving Entity) which the holders of such general or limited partnership interest are to receive in exchange for, or upon conversion of, their securities or rights, and (ii) in the case of securities represented by certificates, upon the surrender of such certificates, which cash, property or general or limited partnership interests, rights, securities or obligations of the Surviving Entity or any limited partnership, corporation, trust or other entity (other than the Surviving Entity), or evidences thereof, are to be delivered;

18.2.6.	a statement of any changes in the Governing Instruments or the adoption of new Governing Instruments of the Surviving Entity to be effected by such merger or consolidation;

18.2.7.	the effective time of the merger, as specified in or determinable in accordance with the Merger Agreement; and

18.2.8.	such other provisions with respect to the proposed merger or consolidation as are deemed necessary or appropriate by the General Partner.
18.3 Approval by Limited Partners of Merger or Consolidation
18.3.1.	Except as provided in Section 18.3.4, the General Partner of the Partnership, upon its approval of the Merger Agreement, shall direct that the Merger Agreement be submitted to a vote of Limited Partners whether at a meeting or by written consent, in either case in accordance with the requirements of Article 17. A copy or a summary of the Merger Agreement shall be included in or enclosed with the notice of a meeting or the written consent.

18.3.2.	Except as provided in Section 18.3.4, the Merger Agreement and the merger, consolidation or other combination contemplated thereby shall be approved upon receiving the affirmative vote or consent of the holders of a majority of the voting power of Outstanding Units unless the Merger Agreement contains any provision which, if contained in an amendment to this Agreement, the provisions of this Agreement or applicable law would require the vote or consent of a greater percentage of the Outstanding Units or of any class of Limited Partners, in which case such greater percentage vote or consent shall be required for approval of the Merger Agreement.

18.3.3.	Except as provided in Section 18.3.4, after such approval by vote or consent of the Limited Partners, and at any time prior to the effective time of the Merger Agreement, the merger or consolidation may be abandoned pursuant to provisions therefor, if any, set forth in the Merger Agreement.

18.3.4.	Notwithstanding anything else contained in this Article 18 or in this Agreement, and, in addition to the provisions of Section 9.2 the General Partner is permitted, without Limited Partner approval, to convert the Partnership into a new limited liability entity, to merge the Partnership into, or convey all of the Partnership’s Assets to, another limited liability entity, which shall be newly formed and shall have no assets, liabilities or operations at the time of such conversion, merger or conveyance other than those it receives from the Partnership; provided that (A)

the General Partner has received an Opinion of Counsel that the merger or conveyance, as the case may be, would not result in the loss of the limited liability of any Limited Partner; (B) the sole purpose of such conversion, merger or conveyance is to effect a mere change in the legal form of the Partnership into another limited liability entity; and (C) the Governing Instruments of the new entity provide the Limited Partners and the General Partner with substantially the same rights and obligations as are herein contained.
18.4 No Dissenters’ Rights
     The parties acknowledge that holders of Partnership Interests are not entitled to dissenters’ rights of appraisal under this Agreement or the Limited Partnership Act or the Exempted Partnerships Act in the event of a merger or consolidation, a sale of substantially all of our assets or any other transaction or event.
18.5 Effect of Merger
18.5.1.	Upon the effective date of the Merger Agreement:
18.5.1.1	all of the rights, privileges and powers of each of the entities that has merged or consolidated, and all property, real, personal and mixed, and all debts due to any of those entities and all other things and causes of action belonging to each of those entities shall be vested in the Surviving Entity and after the merger or consolidation shall be the property of the Surviving Entity to the extent they were of each constituent entity.

18.5.1.2	the title to any real property vested by deed or otherwise in any of those constituent entities shall not revert and is not in any way impaired because of the merger or consolidation;

18.5.1.3	all rights of creditors and all liens on or security interest in property of any of those constituent entities shall be preserved unimpaired; and

18.5.1.4	all debts, liabilities and duties of those constituent entities shall attach to the Surviving Entity, and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contracted by it.
18.5.2.	A merger or consolidation effected pursuant to this Article 18 shall not be deemed to result in a transfer or assignment of assets or liabilities from one entity to another having occurred.

ARTICLE 19
GENERAL PROVISIONS
19.1 Enurement
     This Agreement will enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.
19.2 Notices
19.2.1.	To the Partnership and General Partner
19.2.1.1 Any notice, payment demand, request, report or other document required or permitted to be given or made under this Agreement (“Notice”) by a Limited Partner to the Partnership or General Partner shall be given or sent by fax or letter post or by other means of written communication to the address of the General Partner specified below, or at such other address as the General Partner may notify to the Record Holders, in compliance with applicable laws and regulations:

Brookfield Infrastructure GP L.P.
Canon’s Court
22 Victoria Street
Hamilton HM 12, Bermuda

Attention:	Secretary
Telecopier number:	441-298-3433
19.2.2.	To the Limited Partners

19.2.2.1 Any Notice by the General Partner or Partnership to a Limited Partner shall, unless otherwise required by applicable laws and regulations, be deemed given or made to the Limited Partner when delivered in person or when sent to the relevant Record Holder by fax, letter post or by other means of written communication at the address described in Section 19.2.2.2 or when provided as set forth in Section 19.2.2.3.

19.2.2.2 Any Notice to be given or made to a Limited Partner hereunder shall be deemed conclusively to have been given or made, and the obligation to give any Notice shall, unless otherwise required by applicable laws and regulations, be deemed conclusively to have been fully satisfied, upon sending of such Notice to the Record Holder of the Partnership Interests, at such Person’s address as shown on the records of the Partnership, or as otherwise shown on the records of the Partnership, regardless of any claim of any Person who may have an interest in such Partnership Interests by reason of any transfer or otherwise. An affidavit or certificate of making of any Notice in Section 19.2 executed by the General Partner, Partnership or the mailing organization shall be prima facie evidence of the giving or making of such Notice. If any Notice addressed to a Record Holder at the address of such Record Holder appearing on the books and records of the Partnership or the Partnership is returned by letter post marked to indicate that the relevant postal service is unable to deliver it, such Notice and any subsequent Notices shall be deemed to have been duly given or made without further mailing (until such time as such Record Holder or another Person notifies the Partnership of a change in his address) if they are available for the Limited Partner at the principal office of the Partnership for a period of one year from the date of the giving or making of such Notice to the other Limited Partners.

19.2.2.3 Any Notice to be given or made to a Limited Partner hereunder shall be deemed conclusively to have been given or made, and the obligation to give any Notice shall, unless otherwise required by applicable laws and regulations, be deemed conclusively to have been fully satisfied, upon issuing a press release complying with applicable laws and regulations, if deemed by the General Partner in its sole discretion to be a reasonable or appropriate means of providing such Notice.
19.3 Further Assurances
     Each of the parties hereto will promptly do, make, execute or deliver, or cause to be done, made, executed or delivered, all such further acts, documents and things as the other party hereto may reasonably require from time to time for the purpose of giving effect to this Agreement and will use reasonable efforts and take all such steps as may be reasonably within its power to implement to their full extent the provisions of this Agreement.
19.4 Counterparts
     This Agreement may be signed in counterparts and each of such counterparts will constitute an original document and such counterparts, taken together, will constitute one and the same instrument.
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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of December 4, 2007.

GENERAL PARTNER: BROOKFIELD INFRASTRUCTURE GP L.P., by its general partner, BROOKFIELD INFRASTRUCTURE GENERAL PARTNER LIMITED
By:
	Name:	Derek Pannell
	Title:	Director

LIMITED PARTNER: BROOKFIELD ASSET MANAGEMENT INC.
By:
	Name:	Alan Dean
	Title:	Senior Vice President and Secretary

LIMITED PARTNER: BROOKFIELD INFRASTRUCTURE PARTNERS L.P., by its general partner, BROOKFIELD INFRASTRUCTURE PARTNERS LIMITED
By:
	Name:	Danesh Varma
	Title:	Director

LIMITED PARTNER: BROOKFIELD CANADA INFRASTRUCTURE HOLDINGS INC.
By:
	Name:	Jack Sidhu
	Title:	Vice President

INITIAL LIMITED PARTNER: TRILON BANCORP INC.
By:
	Name:	Alan Dean
	Title:	Vice President and Secretary